Exhibit 2.1

EXECUTION VERSION

CONTRIBUTION AND

INVESTMENT AGREEMENT

BY AND AMONG

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.,

GI NETSMART HOLDINGS LLC,

NATHAN HOLDING LLC

AND

ANDREWS HENDERSON LLC

Dated as of March 20, 2016

ii

iii

Exhibits

Exhibit A	Limited Guarantee (Nathan) – Andrews
Exhibit B	Limited Guarantee (Nathan) – Partner Owners
Exhibit C	Equity Commitment Letter – Andrews
Exhibit D	Equity Commitment Letter – Partner Owners
Exhibit E	JV Entity LLC Agreement
Exhibit F	Specified Accounting Principles
Exhibit G	Trademarks
Exhibit H	Assigned Components

CONTRIBUTION AND INVESTMENT AGREEMENT

CONTRIBUTION AND INVESTMENT AGREEMENT, dated as of March 20, 2016 (this “Agreement”), by and among Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Andrews”), Nathan Holding LLC, a Delaware limited liability company (the “JV Entity”), GI Netsmart Holdings LLC, a Delaware limited liability company (“Partner”), and Andrews Henderson LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, subject to the terms and conditions of that certain Contribution, Assignment and Assumption Agreement, dated as of March 17, 2016 (the “Contribution Date”), by and among Andrews, Allscripts Healthcare, LLC, a North Carolina limited liability company (“Andrews LLC”), and the Company (the “Andrews Asset Assignment Agreement”), effective as of the Contribution Date, (x) Andrews caused the entire interest of Andrews and Andrews LLC in the Transferred Assets to be transferred to the Company, which, as of the Contribution Date, was a wholly owned subsidiary of Andrews LLC, and (y) the Company assumed the Assumed Liabilities, in each case as provided in the Andrews Asset Assignment Agreement (the “Andrews Asset Assignment Transaction”);

WHEREAS, on the Contribution Date, (x) Andrews LLC contributed to the JV Entity all of the issued and outstanding equity interests in the Company (such contribution, the “Equity Contribution,” and the equity interests in the Company so contributed, the “Company Equity Interests”), and (y) the JV Entity contributed the Company Equity Interests to its wholly owned, direct subsidiary, Nathan Intermediate LLC, a Delaware limited liability company (“Nathan Intermediate”) (such assignments, the “Andrews Equity Assignment Transactions”), pursuant to a Contribution Agreement entered into by and among Andrews LLC, the JV Entity and Nathan Intermediate as of the Contribution Date (the “Andrews Equity Assignment Agreement”);

WHEREAS, in exchange for the Equity Contribution, Andrews LLC was issued all of the outstanding membership interests in the JV Entity (the “Initial JV Membership Interest”);

WHEREAS, subject to the terms and conditions set forth herein, the parties hereto propose that, at the Closing, the JV Entity issue and sell to Andrews (or a designated Affiliate), and Andrews (or a designated Affiliate) purchase from the JV Entity, the Andrews Units in exchange for (a) the Initial JV Membership Interest and (b) an aggregate purchase price equal to the Andrews Investment Amount (the “Andrews Investment”);

WHEREAS, subject to the terms and conditions set forth herein, the parties hereto propose that, at the Closing, the JV Entity issue and sell to Partner, and Partner purchase from the JV Entity, the Preferred Units for an aggregate purchase price of the Partner Investment Amount (the “Partner Investment”);

WHEREAS, simultaneously with the execution of this Agreement, Nathan Intermediate and the other parties thereto have entered into the Nathan Merger Agreement pursuant to which, subject to the terms and conditions set forth therein, Nathan Merger Co., a Delaware corporation and wholly owned, direct subsidiary of Nathan Intermediate (“Nathan

Merger Co.”), will be merged with and into Nathan, with Nathan as the surviving corporation and a wholly owned, direct subsidiary of Nathan Intermediate immediately following the effective time of the Merger (the “Nathan Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement, each of (x) Andrews and (y) GI Partners Fund IV L.P., a Delaware limited partnership, and GI Partners Fund IV-B L.P., a Delaware limited partnership (collectively, the “Partner Owners”), is entering into a limited guarantee with Nathan in the forms attached hereto as Exhibits A and B, respectively; and

WHEREAS, concurrently with the execution and delivery of this Agreement, each of Andrews and the Partner Owners, is entering into an equity commitment letter with Nathan Intermediate in the form attached hereto as Exhibits C and D, respectively (the “Andrews ECL” and the “Partner Owner ECL,” respectively, and collectively, the “Equity Commitment Letters”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed by the parties hereto as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Accounting Firm” has the meaning specified in Section 2.5(c)(iv).

“Acquired Company” or “Acquired Companies” has the meaning specified in the Nathan Merger Agreement.

“Action” means any audit, litigation (whether an action in law or equity), suit or judicial proceeding, arbitral action, mediation, governmental inquiry or criminal prosecution.

“Additional Pre-Closing Assets” has the meaning specified in Section 2.1(a).

“Adjusted Andrews Investment Amount” has the meaning specified in Section 2.5(d).

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with such Person.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefit derived by the Indemnified Party (or any Affiliate thereof) in or before the third full taxable year following the year in which the Loss is sustained or paid as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses); provided, however, that if any payment is due under this Agreement with respect to any Loss or Expense prior to such Tax benefit being derived, such Tax benefit shall not be taken into account to reduce such Loss or Expense and the Indemnified Party shall make a payment to the Indemnitor with respect to such Tax benefit only to the extent that such Tax benefit is subsequently derived. Such Tax benefits shall be deemed derived by the Indemnified Party or any Affiliate thereof to the extent the Tax liability of such Indemnified Party or such Affiliate thereof for such taxable year without taking such Loss into account is greater than the Tax liability of such Indemnified Party or such Affiliate for such taxable year taking such Loss into account.

“Agreement” has the meaning specified in the first paragraph of this Agreement.

“Agreement Regarding Consent Rights” means that certain Agreement Regarding Consent Rights entered into by and between Andrews, Andrews LLC and Partner as of the date hereof.

“Aggregate Balance” has the meaning specified in Section 9.3(g).

“Andrews” has the meaning specified in the first paragraph of this Agreement.

“Andrews Adjustment Amount” means an amount equal to 51% of the Nathan Adjustment Amount.

“Andrews Ancillary Agreements” means the Andrews Asset Assignment Agreement, the Andrews Equity Assignment Agreement, the JV Entity LLC Agreement, the Transition Services Agreement, the License Agreement, the Reimbursement Agreement and all other agreements, instruments and documents being or to be executed and delivered by Andrews under this Agreement or in connection herewith.

“Andrews Asset Assignment Agreement” has the meaning specified in the recitals to this Agreement.

“Andrews Asset Assignment Transaction” has the meaning specified in the recitals to this Agreement.

“Andrews Base Investment Amount” means (x) the Andrews Estimated Contribution, plus, if the Andrews Adjustment Amount is positive, or minus, if the Andrews Adjustment Amount is negative, (y) the absolute value of the Andrews Adjustment Amount.

“Andrews Credit Facility” means, collectively, (a) the Amended and Restated Credit Agreement, dated as of September 30, 2015, among Andrews, Andrews LLC, the several banks and other financial institutions or entities from time to time parties to thereto, Fifth Third Bank, KeyBank National Association and SunTrust Bank, as syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent, and (b) the Guarantee and Collateral Agreement, dated as of June 28, 2013, by Andrews, Andrews LLC and each subsidiary guarantor of Andrews thereunder in favor of the administrative agent, as amended, supplemented, restated or otherwise modified from time to time.

“Andrews DC Plans” has the meaning specified in Section 9.3(b).

“Andrews ECL” has the meaning specified in the recitals to this Agreement.

“Andrews Equity Assignment Agreement” has the meaning specified in the recitals to this Agreement.

“Andrews Equity Assignment Transactions” has the meaning specified in the recitals to this Agreement.

“Andrews Estimated Contribution” means $52,657,860.

“Andrews FSA” has the meaning specified in Section 9.3(g).

“Andrews Fundamental Representations and Warranties” means the representations and warranties of Andrews contained in Section 5.2 (Power and Authority), Section 5.3 (Capital Structure), Section 5.4(a) (Authority of the Company and the Andrews Parties; Conflicts), Section 5.7 (Taxes), and Section 5.22 (No Brokers).

“Andrews Group Member” means (a) Andrews and its Affiliates (other than the JV Entity and its subsidiaries), (b) directors, officers and employees of Andrews and its Affiliates (other than the JV Entity and its subsidiaries) and (c) the successors and assigns of the foregoing.

“Andrews Information” has the meaning specified in Section 14.2.

“Andrews Investment” has the meaning specified in the recitals to this Agreement.

“Andrews Investment Amount” has the meaning specified in Section 2.4.

“Andrews LLC” means Allscripts Healthcare, LLC, a North Carolina limited liability company.

“Andrews Parties” means Andrews and Andrews LLC, collectively.

“Andrews Stock-Based Awards” has the meaning specified in Section 9.4(a).

“Andrews Units” means a number of Common Units equal to (x) 352,657,860, plus, if the Andrews Adjustment Amount is positive, or minus, if the Andrews Adjustment Amount is negative, (y) the absolute value of the Andrews Adjustment Amount, divided by $1.00.

“Assigned Components” has the meaning specified in Section 2.1(a)(iv).

“Assigned Intellectual Property” means all Intellectual Property included in the Transferred Assets.

“Assumed Liabilities” has the meaning specified in Section 2.3(a).

“Andrews Manager” has the meaning set forth in the JV Entity LLC Agreement.

“Balance Sheet” means the balance sheet of the Business set forth in Section 5.5 of the Disclosure Schedule.

“Books and Records” has the meaning specified in Section 2.1(a)(vi).

“Business” means the business of designing, developing, marketing, distributing, licensing (including as a software as a service (SaaS), selling, or otherwise publicly disposing of, and installing Business Software, related hardware and related services, in each instance, that are marketed, distributed, provided, licensed, sold or otherwise publicly disposed of to third parties directly or indirectly by or on behalf of Andrews or its Affiliates as of the date of this Agreement. For the avoidance of doubt, the “Business” does not include (a) the sale or resale of solutions that provide patient monitoring to the home (including the connection of personal or other devices located in the home) or (b) any other activities or assets of the other businesses of the Andrews Group Members, including any of the following solutions or services offered by the Andrews Group Members: (i) Allscripts Referral Management, dbMotion, FollowMyHealth or any other population health management solution offered by the Andrews Group Members, other than Allscripts Homecare, (ii) ambulatory solutions (including Allscripts Payerpath), (iii) acute care solutions, (iv) payer and life sciences solutions, or (v) managed IT services, hosting solutions, professional services or revenue cycle management services.

“Business Agreements” has the meaning specified in Section 5.16.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Requirements of Law to be closed in New York, New York.

“Business Employee” means any employee of Andrews or any of its Affiliates who provides services exclusively to the Business.

“Business Plan” has the meaning specified in Section 5.17(a).

“Business Software” has the meaning set forth in the License Agreement.

“Calculation Time” means 11:59 p.m. Central time on the day immediately preceding the Closing Date.

“Check the Box Election” has the meaning specified in Section 9.2(e).

“Claim Notice” has the meaning specified in Section 12.3.

“Closing” means the consummation of the Andrews Investment and the Partner Investment contemplated hereby.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Schedule” has the meaning specified in Section 2.5(b).

“Closing Net Working Capital Amount” means (a) the aggregate dollar amount of all Transferred Assets (net of reserves) properly characterized as current assets under the Specified Accounting Principles (excluding cash and cash equivalents), less (b) the aggregate dollar amount of all Assumed Liabilities properly characterized as current liabilities under the Specified Accounting Principles (including any short-term or long-term deferred revenue), in the case of each of clause (a) and clause (b), as of the Calculation Time and calculated in accordance with the Specified Accounting Principles.

“COBRA” has the meaning specified in Section 9.3(h).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning specified in the JV Entity LLC Agreement.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Ancillary Agreements” means the Andrews Asset Assignment Agreement, the Transition Services Agreement, the License Agreement and all other agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith.

“Company’s DC Plans” has the meaning specified in Section 9.3(b).

“Company Equity Interests” has the meaning specified in the recitals to this Agreement.

“Company FSA” has the meaning specified in Section 9.3(g).

“Company Plans” has the meaning specified in Section 9.3(e).

“Company Shared Contract Liabilities” has the meaning specified in Section 2.2(b).

“Compensation Deduction” has the meaning specified in Section 9.4(b).

“Competition Law” means any Requirements of Law that provide for merger control or are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means that certain letter agreement dated February 20, 2016 between Andrews and GI GP IV LLC.

“Contracts” has the meaning specified in Section 2.1(a)(iii).

“Contribution Date” has the meaning specified in the recitals to this Agreement.

“Contribution Effective Time” has the meaning ascribed to the term “Effective Time” in the Andrews Asset Assignment Agreement.

“Copyrights” means all rights associated with works of authorship provided by multinational treaties or conventions, and all other rights associated with or corresponding thereto, including moral and economic rights of authors, however denominated, and all registrations, applications for registration, and renewals for any of the foregoing.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Debt” means the principal of and accreted value and accrued and unpaid interest in respect of: (a) all indebtedness for borrowed money; (b) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (c) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (d) all obligations issued or assumed as the deferred purchase price of property or businesses, all conditional sale obligations and all obligations under any title retention agreement (but excluding ordinary course trade accounts payable), including all obligations resulting from any holdback, earn-out, performance bonus or other contingent payment arrangement related to or arising out of any prior acquisition, business combination or similar transaction; (e) all liabilities for any outstanding severance or consulting amounts or benefits owed (whether currently or for services to be provided in the future) to any former (as of the Closing) employee, service provider or officer and any Taxes payable in connection therewith; (f) all liabilities relating to any deferred compensation, bonuses or phantom stock arrangements (in each case whether accrued or not) in respect of any current or former employee, service provider or officer and any Taxes payable in connection therewith, and any liabilities relating to any non-competition obligations, in each case to the extent not related to a Transferred Employee; (g) any indebtedness or other amounts owing to any Andrews Party or Affiliate of any such Andrews Party; (h) any indebtedness secured by any Encumbrance on any Transferred Asset; (i) all obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing; (j) all capitalized lease obligations (including any accounts payable or accrued expenses relating to any capital leases) as determined under GAAP and any off-balance sheet financing; (k) unfunded pension plan liabilities; (l) guarantees with respect to any indebtedness or obligations of any other Person of a type described in clauses (a) through (k) above; and (m) for clauses (a) through (l) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, premiums, breakage costs, make-whole, expense reimbursement or other out-of-pocket fees, costs, expenses or other payment obligations related thereto; provided, however, that notwithstanding the foregoing, Debt shall not be deemed to include (1) any item included as a current liability in the calculation of the Final Closing Net Working Capital Amount or (2) the Debt Financing and any Encumbrances arising or guarantees provided thereunder.

“Debt Commitment Letter” has the meaning specified in the Nathan Merger Agreement.

“Debt Financing” has the meaning specified in the Nathan Merger Agreement.

“Deductible” has the meaning specified in Section 12.6(a).

“Disclosed Additional Matters” has the meaning specified in Section 8.6(b).

“Disclosure Schedule” means the disclosure schedule with numbered sections corresponding to the relevant sections to this Agreement delivered by Andrews to Partner on the date hereof, as may be updated in accordance with Section 8.6(b).

“Dispute Notice” has the meaning specified in Section 2.5(c)(ii).

“Employment Date” has the meaning specified in Section 9.3(a).

“Encumbrance” means any lien, charge, security interest, encumbrance, mortgage, pledge, easement, indenture, deed of trust, hypothecation, conditional sale or other title retention agreement, title exception, defect in title or other restriction of a similar kind.

“Environmental Law” means all Requirements of Law relating to or addressing pollution or the protection of the environment or the handling, storage or disposal of hazardous substances as defined in such Environmental Laws.

“Environmental Permits” means all permits, licenses or authorizations required pursuant to any Environmental Law.

“Equity Commitment Letters” has the meaning specified in the recitals to this Agreement.

“Equity Contribution” has the meaning specified in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Net Working Capital Amount” has the meaning specified in Section 2.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 2.1(b).

“Excluded Liabilities” has the meaning specified in Section 2.3(b).

“Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with defending or asserting any claim, action, suit or proceeding hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).

“Expert Calculations” has the meaning specified in Section 2.5(c)(iv).

“Federal Health Care Program” has the meaning specified in 42 U.S.C. § 1320a-7b(f).

“Final Closing Net Working Capital Amount” has the meaning specified in Section 2.5(d).

“Financial Information” has the meaning specified in Section 5.5(a).

“Financial Information Date” means December 31, 2015.

“Financing Sources” has the meaning specified in the Nathan Merger Agreement.

“GAAP” means United States generally accepted accounting principles, consistently applied by Andrews, in effect at the date of the financial statement to which it refers.

“GI Manager” has the meaning set forth in the JV Entity LLC Agreement.

“Governmental Body” means any nation, any state, any province or any municipal or other political subdivision thereof, and any government, any governmental entity, commission, board, regulatory or administrative authority, agency or similar body, any court, tribunal or judicial body, whether federal, state, county, local or foreign, and any instrumentality of any of the foregoing or any other entity, body or organization exercising governmental or quasi-governmental power or authority.

“Governmental Order” means any order, judgment, injunction or decree issued, promulgated or entered by any Governmental Body of competent jurisdiction.

“Governmental Permits” has the meaning specified in Section 5.8.

“Health Care Laws” mean all applicable foreign, federal, state, and local Requirements of Law relating to the regulation, provision or administration of, or billing or payment for, healthcare products or services, whether criminal or civil, including but not limited to: (a) the Medicare Statute (Title XVIII of the Social Security Act); (b) the Medicaid Statute (Title XIX of the Social Security Act); (c) fraud and abuse law, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the federal criminal False Claims Statutes (18 U.S.C. §§ 286, 287 and 1001), the federal Health Care Fraud Law (18 U.S.C. § 1347), and the federal Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), (d) the applicable provisions of HIPAA; (e) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010; (f) all licensure and insurance Requirements of Law relating to the regulation, provision or administration of, or payment for, healthcare products or services; and (g) all Requirements of Law and Federal Health Care Program policies and program guidance relating to billing and reimbursement of healthcare products or services; each of clauses (a) through (g) as amended from time to time; and all comparable applicable foreign, federal, state and local Requirements of Law for any of the foregoing and the applicable rules and regulations promulgated pursuant to all such Requirements of Law, each as amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated thereunder by the U.S. Department of Health and Human Services at 45 C.F.R. Parts 160 and 164 (each as may be amended from time to time).

“Inbound Company IP Licenses” has the meaning specified in Section 5.15(e).

“Indemnified Party” has the meaning specified in Section 12.3.

“Indemnitor” has the meaning specified in Section 12.3.

“India Employee” has the meaning specified in Section 2(c) of the Transition Services Agreement.

“Initial JV Membership Interest” has the meaning specified in the recitals to this Agreement.

“Intellectual Property” means all intellectual property rights, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, the foregoing, however arising, whether registered or unregistered, including any and all rights of the following types, which may exist or be created under or pursuant to the Requirements of Law of any jurisdiction in the world: (a) Copyrights, (b) Patents, (c) Trademarks, (d) Trade Secrets (e) other intellectual proprietary rights in any Technology of every kind and nature, (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) above.

“International Business Employee” means any Business Employee employed outside of the United States.

“International Business Plan” has the meaning specified in Section 5.17(a).

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning specified in Section 5.11(j).

“JV Entity” has the meaning specified in the first paragraph of this Agreement.

“JV Entity Ancillary Agreements” means the Andrews Equity Assignment Agreement, the JV Entity LLC Agreement and all other agreements, instruments and documents being or to be executed and delivered by the JV Entity under this Agreement or in connection herewith.

“JV Entity Group Member” means (a) the JV Entity and its Affiliates (other than an Andrews Group Member), (b) directors, officers and employees of the JV Entity and its Affiliates (other than the Andrews Group Members) and (c) the successors and assigns of the foregoing.

“JV Entity LLC Agreement” means the limited liability company operating agreement substantially in the form of Exhibit E.

“Knowledge of Andrews” means, as to a particular matter, (a) the current actual knowledge of the following people: Rick Poulton, Rich Elmore, Eric Jacobson, Anne-Marie Beasley, Marie Finnegan, Jay Bhattacharyya, Gil Wilson and Brendan Sullivan and (b) the knowledge of any such Person referenced in the immediately preceding clause (a) above after making reasonable inquiry of the Andrews employee with principal responsibility over the functional area of the Business in question.

“Knowledge of Partner” means, as to a particular matter, the current actual knowledge of the following people: Howard Park, Dave Kreter and David Smolen.

“License Agreement” means the License Agreement entered into by and between Andrews and the Company, dated as of March 17, 2016.

“Licensed IP” has the meaning specified in Section 5.11(b).

“Losses” means any and all out-of-pocket losses, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Material Adverse Effect” means any change, event, circumstance, development, occurrence or effect that individually or taken together with any other change event, circumstance, development, occurrence or effect has or had, or would reasonably be expected to have, a material adverse effect on the business, operations, assets, financial condition or results of operations of the Business; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change, event, circumstance, development, occurrence or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (a) the public announcement or pendency of this Agreement or any of the transactions contemplated herein, including the impact thereof on the relationships of the Business with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Business has any relationship, (b) general economic conditions generally affecting the industries in which the Business operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Business has material operations or sales, (c) the taking of any action expressly required by this Agreement (excluding actions required by Section 8.4(a)), (d) any breach by Partner of this Agreement or the Confidentiality Agreement, (e) any change in GAAP or applicable Requirements of Law (or interpretation thereof), in each case, after the date hereof, (f) any acts of God, calamities, acts of war or terrorism, or national or international political or social conditions, (g) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Business to meet any projections or forecasts for any period ending after the date of this Agreement (provided that the underlying causes of such failure shall not be excluded by this clause (g)), or (h) any Excluded Liability, except in the case of clauses b, (e) and (f), to the extent any such condition has a disproportionate effect on the Business relative to other Persons engaged in the same industry as the Business.

“Material Clients” has the meaning specified in Section 5.20.

“Material Suppliers” has the meaning specified in Section 5.21.

“Merger” has the meaning specified in the Nathan Merger Agreement.

“Merger Sub” has the meaning specified in the Nathan Merger Agreement.

“Modification Event” has the meaning specified in Section 2.5(c)(iv).

“Modified Targeted Net Working Capital” has the meaning specified in Section 2.5(c)(iv).

“Nathan” means Netsmart, Inc., a Delaware corporation.

“Nathan Adjustment Amount” means an amount equal to (x) the final aggregate amount of cash required to be contributed by Andrews and Partner, collectively, pursuant to the Equity Commitment Letters in connection with the consummation of the Nathan Transaction, minus (y) the sum of the Andrews Estimated Contribution and the Partner Estimated Contribution.

“Nathan Intermediate” has the meaning specified in the recitals to this Agreement.

“Nathan Merger Agreement” means that certain Agreement and Plan of Merger dated as of the date hereof, by and among Nathan Intermediate, Nathan Merger Co., Nathan and Genstar Capital Partners V, L.P.

“Nathan Transaction” has the meaning specified in the recitals to this Agreement.

“Non-Andrews Party Asset” has the meaning specified in Section 2.1(a).

“Partner” has the meaning specified in the first paragraph of this Agreement.

“Partner Adjustment Amount” means an amount equal to 49% of the Nathan Adjustment Amount.

“Partner Ancillary Agreements” means the JV Entity LLC Agreement, the Reimbursement Agreement and all other agreements, instruments and documents being or to be executed and delivered by Partner under this Agreement or in connection herewith.

“Partner Estimated Contribution” means $338,828,140.

“Partner Group Member” means (a) Partner and its Affiliates (excluding the JV Entity and its subsidiaries), (b) owners, managers, directors, officers, employees, representatives, advisors and agents of Partner and its Affiliates (excluding the JV Entity and its subsidiaries) and (c) the successors and assigns of the foregoing.

“Partner Investment” has the meaning specified in the recitals to this Agreement.

“Partner Investment Amount” means (x) the Partner Estimated Contribution, plus, if the Partner Adjustment Amount is positive, or minus, if the Partner Adjustment Amount is negative, (y) the absolute value of the Partner Adjustment Amount.

“Partner Owner” has the meaning specified in the recitals to this Agreement.

“Partner Owner ECL” has the meaning specified in the recitals to this Agreement.

“Partner Units” means a number of Preferred Units equal to (x) 338,828,140, plus, if the Partner Adjustment Amount is positive, or minus, if the Partner Adjustment Amount is negative, (y) the absolute value of the Partner Adjustment Amount, divided by $1.00.

“Patents” means all patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications), and industrial property rights and all continuations, continuations-in-part, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, divisions and reissues, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in accordance with applicable Requirements of Law; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable; (c) Encumbrances identified in Section 5.10 of the Disclosure Schedule; (d) Encumbrances on the Transferred Assets or the equity securities of the Company arising under the Andrews Credit Facility that will be released at or prior to the Closing and (e) other Encumbrances or imperfections on property that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body, or any department, agency or political subdivision thereof.

“Personal Information” means any information in any form or format that identifies, or that, in combination with other information, can be used to identify, or that could reasonably be used to identify, a natural person, including but not limited to Protected Health Information as defined by HIPAA.

“Process” or “Processing” means the collection, use, storage, distribution, transfer, protection, disclosure, or disposal of, or other action taken regarding, Personal Information.

“Preferred Units” has the meaning specified in the JV Entity LLC Agreement.

“Privacy Laws” means applicable Requirements of Law or standards imposed by self-regulatory organizations that apply to the Processing of Personal Information and includes, (a) the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., (b) HIPAA and (c) the Payment Card Industry Data Security Standard (“PCI-DSS”) and all rules and operating regulations of the credit card associations (such as Visa, MasterCard, American Express or Discover Network); each of (a) through (c) as amended from time to time; and all comparable foreign, federal, state and local Requirements of Law for any of the foregoing and the rules and regulations promulgated pursuant to all such Requirements of Law, each as amended from time to time.

“Products” has the meaning specified in the License Agreement.

“Protected Health Information” has the meaning given to it under HIPAA (45 C.F.R. § 160.103) and includes electronic protected health information.

“Purchase Order” has the meaning specified in Section 2.1(a)(ii).

“Reimbursement Agreement” means the Agreement Regarding Reimbursement of Termination Fee Payments entered into by and between Andrews and the Partner Owners as of the date hereof.

“Related Party” means any (a) current officer, manager or director of any Andrews Party (or any spouse, child, sibling or parent of any such individual) or (b) Affiliate of any Andrews Party.

“Requirements of Law” means any federal, state, territorial, county, local or foreign statute, law, ordinance, common law, Governmental Order, regulation, rule, treaty, administrative interpretation, constitution, convention, code or other similar requirement enacted, adopted, promulgated or applied by any Governmental Body of competent jurisdiction.

“Retained Names and Marks” has the meaning specified in Section 9.1(a).

“Review Period” has the meaning specified in Section 2.5(c)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Shared Contracts” has the meaning specified in Section 2.1(b)(ii).

“Software” means all computer software and code, programs, modules, assemblers, applets, compilers, subroutines, algorithms, APIs, compiled code, binaries, systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, libraries, development tools, design tools, interfaces (including user interfaces), in any form or format, however fixed (including, but not limited to, in software-as-a-service, and mobile, desktop and server applications) and related documentation and materials, whether in source code, object code, executable code or human readable form.

“Special Claim” has the meaning specified in Section 12.5(b).

“Specified Accounting Principles” those policies, conventions, methodologies, classifications and procedures set forth on Exhibit F hereto or, to the extent not covered on Exhibit F, as applied in the preparation of the Financial Information. Exhibit F hereto sets forth an illustrative example of the calculation of the Closing Net Working Capital Amount as of January 31, 2016 using the Specified Accounting Principles.

“Subsequently Identified Components” has the meaning specified in Section 2.1(a).

“subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any manager, managing director or general partner of such limited liability company, partnership, association or other business entity.

“Targeted Net Working Capital Amount” means $3,992,000.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign taxes, assessments, levies, tariffs, imposts, duties or other charges or impositions in the nature of a tax (together with any all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Body, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, escheat (whether or not treated as a tax under applicable law), ad valorem, payroll and withholding taxes.

“Tax Attributes” means, with respect to any Tax, any tax basis, credits and similar Tax items of any Person.

“Tax Return” means any return (including any Treasury Form TD F 90-22.1 and FinCen Form 114), report, statement, declaration, notice, form, election, filing, (including any attachments thereto and amendments thereof) required to be filed with or submitted to, any Governmental Body with respect to any Tax or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Technology” means Software, apparatuses, data, databases and data collections, diagrams, inventions, know-how, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, manuals, documentation, reports, specifications, techniques and other forms of technology (whether or not embodied in any tangible form).

“Third Person Claim” has the meaning specified in Section 12.5(a).

“Top 25 Material Clients” has the meaning specified in Section 5.20.

“Trademarks” means any and all trademarks, service marks, trade dress, logos, slogans, trade names, brand names, design rights and other similar designations of source, sponsorship, association or origin, and other similar rights, and all registrations, applications and renewals for, any of the foregoing, and all goodwill symbolized by and associated with any of the foregoing throughout the world.

“Trade Secrets” means the rights to all confidential ideas, trade secrets, trade secret rights, inventions, discoveries, know-how, concepts, methods, processes, formulae, business plans, business and technical information, and other confidential and proprietary information that derives value from being kept secret and all rights therein (excluding, for the avoidance of doubt, any Personal Information).

“Transferred Assets” has the meaning specified in Section 2.1(a).

“Transferred Contracts” has the meaning specified in Section 2.1(a)(iii).

“Transferred Employees” has the meaning specified in Section 9.3(a).

“Transfer Taxes” has the meaning specified in Section 9.2(a)(iv).

“Transition Services Agreement” means the agreement entered into by Andrews LLC and the Company dated as of the date hereof providing for certain transition services by Andrews LLC and its Affiliates for the Company after the Closing.

“United States” and “U.S.” mean the United States of America.

“U.S. Business Employee” means any Business Employee employed in the United States.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA.

Section 1.2 Interpretation. In this Agreement (including the exhibits and schedules to this Agreement):

(a) words denoting the singular include the plural and vice versa, and words denoting any gender include all genders;

(b) “including” means “including, without limitation,”;

(c) “Business Day” means any day other than a Saturday, a Sunday or a day that is a statutory holiday under the laws of the United States or the State of New York;

(d) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next day that is a Business Day;

(e) all dollar amounts are expressed in United States dollars, and all amounts payable hereunder shall be paid in United States dollars;

(f) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;

(g) references herein to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement; and

(h) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular section in which such words appear.

ARTICLE II

ASSETS AND LIABILITIES OF ANDREWS SUBJECT

TO THE ANDREWS ASSET ASSIGNMENT TRANSACTION;

ANDREWS EQUITY CONTRIBUTION

Section 2.1 Assets Transferred to the Company Pursuant to the Andrews Asset Assignment Agreement.

(a) Pursuant to the terms of the Andrews Asset Assignment Agreement, on the Contribution Date, the applicable Andrews Party contributed, transferred, assigned, set over and delivered to the Company, and the Company accepted the contribution, transfer, assignment, setting over and delivery from the Andrews Parties of, all of each Andrews Party’s right, title and interest in and to as of the Contribution Effective Time the following property, assets, rights and interests in each case, other than the Excluded Assets (collectively, the “Transferred Assets”):

(i) All of the assets of the type reflected on the Balance Sheet (including notes and accounts receivable and the right to bill and receive payment for products shipped or delivered and/or services performed but unbilled as of the Calculation Time and prepayments and prepaid expenses) to the extent exclusively related to the Business, except for the Excluded Assets;

(ii) All purchase orders issued by any Andrews Party exclusively related to the Business and entered into in the ordinary course of business consistent with past practices or reflected as a current liability in the Final Closing Net Working Capital Amount (“Purchase Orders”);

(iii) All contracts, guarantees, licenses, commitments and other agreements, other than purchase orders (collectively, “Contracts”), exclusively related to the Business or exclusively used in the operation of the Business and not including the Shared Contracts (collectively, the “Transferred Contracts”);

(iv) All (a) Trademarks listed on Exhibit G, together with the goodwill symbolized thereby and associated therewith, and (b) the Copyrights and Trade Secrets in the Software components used exclusively in the Business Software and listed in Exhibit H hereto (the “Assigned Components”), and, with respect to clauses (a) and (b), all claims for infringement thereof related to the period following the Closing, with the right to sue for, and collect, the same;

(v) To the extent legally transferable, all Governmental Permits exclusively related to the Business or exclusively used in the operation of the Business;

(vi) All personnel and payroll records of Transferred Employees, to the extent permitted by Requirements of Law; and, except to the extent excluded pursuant to Section 2.1(b)(ix), all other material books and records exclusively related to the Business and in the possession of any of the Andrews Parties (collectively, “Books and Records”); provided, however, that the Andrews Parties and their respective Affiliates shall have the right to keep and use a copy of all Books and Records where necessary to comply with any Requirements of Law or desirable for use in connection with each Andrews Party’s business, including the preparation of Tax Returns, the administration of any Business Plans, the preparation of the Andrews Parties’ financial statements, the fulfillment of obligations under the Transition Services Agreement or in connection with investigations or litigation;

(vii) All rights of the Andrews Parties under any refunds, deposits, claims, causes of action, rights of set off and rights of recoupment, in each case, to the extent exclusively related to the Business (excluding any claims related to (a) Excluded Liabilities or (b) based on Intellectual Property rights);

(viii) All lists, records, data and other information to the extent exclusively related to the Business or exclusively used in the operation of the Business, including customer and supplier lists, records, data and information, reports, studies, plans, books, ledgers, files and business and accounting records of every kind (including all financial, business and marketing plans);

(ix) All advertising, marketing and promotional materials and similar printed or written materials exclusively related to the Business;

(x) All proceeds payable in respect of any loss, damage or destruction to any property or assets that is or, absent such loss or destruction at the Closing would have constituted a Transferred Asset; and

(xi) All other tangible properties or assets (and the rights and interests therein) exclusively related to the Business or exclusively used in the operation of the Business.

To the extent that any properties, assets, rights or interests exclusively related to the Business or exclusively used in the operation of the Business (x) are owned by a subsidiary of Andrews that is not an Andrews Party (any such properties, assets, rights or interests, “Non-Andrews Party Assets”) or (y) have come, or come, into existence after the Contribution Date and exist as of the Closing (“Additional Pre-Closing Assets”), they shall be included within the defined term “Transferred Assets” for purposes hereof (including, if in existence as of the Calculation Time, for purposes of calculating the Final Closing Net Working Capital Amount (to the extent properly characterized as a current asset other than cash or cash equivalents)) if they would have been so included pursuant to the operation of clauses (i) – (xi) above and Section 2.01(b) if owned by any Andrews Party or existing as of the Contribution Effective Time, and Andrews shall cause such subsidiary to convey such properties, assets, rights and interests to the Company (and, with respect to any such properties, assets, rights and interests to the Company that are

Additional Pre-Closing Assets, Andrews shall cause such Additional Pre-Closing Assets to be contributed to the Company at the Closing). Following the Closing, Andrews and Parent shall work in good faith to identify if there are any Software components, other than the Assigned Components, that were exclusively incorporated into the Products immediately prior to the Closing Date (“Subsequently Identified Components”), and, if so, any such Subsequently Identified Components shall be contributed by Andrews or its applicable subsidiary to the Company for no additional consideration and each such Subsequently Identified Component shall be deemed to be an “Assigned Component” for purposes of this Agreement.

(b) Excluded Assets. Andrews and the other Andrews Parties have not contributed to the Company, and the Company has not acquired, the following properties and assets (collectively, the “Excluded Assets”), pursuant to the Andrews Asset Assignment Agreement or otherwise, and such properties and assets shall not be contributed by the Andrews Parties or acquired by the Company hereunder, notwithstanding anything to the contrary provided in Section 2.1(a):

(i) All cash and cash equivalents (provided, however, nothing in this Section 2.1(b) shall be deemed or construed to limit the Andrews’ obligations under Section 2.2 or Section 9.8);

(ii) All contracts, guarantees, licenses, commitments and other agreements under which (A) the Business and one or more other businesses of Andrews or its Affiliates agree to provide services to or on behalf of a client or (B) a Person other than Andrews or any of its Affiliates provides assets, services, rights or benefits to the Business and one or more other businesses of Andrews or its Affiliates (collectively, the “Shared Contracts”);

(iii) All of the Andrews Parties’ right, title and interest in owned and leased real property and other interests in real property, and all such right, title and interest under each real property lease pursuant to which any of the Andrews Parties leases, subleases (as sub-landlord or sub-tenant) or otherwise occupies any such leased real property, including all improvements, fixtures and appurtenances thereto and rights in respect thereof;

(iv) The name “Allscripts” and any related or similar Trademarks, domain names or URL addresses to the extent the same incorporate the name “Allscripts” or any variation thereof;

(v) All refunds (or credits) of Taxes which any Andrews Party is liable for under Section 9.2 or Taxes with respect to the Excluded Assets;

(vi) All of the Andrews Parties’ and their respective Affiliates’ rights under any policies of insurance purchased by or on behalf of any Andrews Party or their respective Affiliates, or any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto (other than proceeds payable in respect of any loss, damage or destruction to any property or assets that is or, absent such loss or destruction at the Closing would have constituted a Transferred Asset occurring prior to the Closing);

(vii) All Business Plans and any other employee benefit plan or arrangement and the assets thereof;

(viii) The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, Tax Returns and other Tax records, seals, minute books, stock transfer books and similar documents of each Andrews Party;

(ix) All personnel and payroll records of any current or former employees of Andrews or its Affiliates who are not Transferred Employees;

(x) All rights of Andrews and each other Andrews Party under this Agreement or any other agreement between Andrews and/or any other Andrews Party, on the one hand, and the Company, Partner and/or its Affiliates, on the other hand, entered into on or after the date of this Agreement in accordance with the terms hereof;

(xi) All Governmental Permits that are not transferable without the consent of a Governmental Body and with respect to which the required consent is not obtained;

(xii) All intercompany accounts among the Andrews Parties or their respective Affiliates relating to the Business, which accounts are subject to Section 8.2;

(xiii) All equity interests of any Andrews Party and any of their respective Affiliates; and

(xiv) All Intellectual Property and Software licensed under the License Agreement or Intellectual Property and Software used or provided in connection with the Transition Services Agreement other than (A) TSA Developed IP (as defined in the License Agreement) and (B) the Assigned Components.

To the extent that after the Closing it is determined that any property, asset, right or interest properly characterized as an Excluded Asset was contributed to the Company pursuant to the Andrews Asset Assignment Agreement or otherwise, the Company shall cause such property, asset, right or interest to be reconveyed (net of any Taxes imposed on the any JV Entity Group Member in connection with such reconveyance) to the relevant Andrews Party.

Section 2.2 Unassignable Contracts; Shared Contracts

(a) Notwithstanding anything to the contrary stated in this Agreement, if (i) any Contract, Purchase Order or Governmental Permit that constitutes a Transferred Asset was not capable of being contributed, assigned, transferred or conveyed in the absence of the approval, consent or waiver of any other Person without conflicting with, violating, constituting a default under or breaching such Contract, Purchase Order or Governmental Permit pursuant to the Andrews Asset Assignment Agreement, and (ii) all necessary approvals, consents and waivers of all parties to such Contract, Purchase Order or Governmental Permit have not been obtained at or prior to the Closing, then the Company, effective as of the Closing, shall, subject to Andrews’ liabilities and obligations under the Transition Services Agreement, assume the obligations and liabilities of the applicable Andrews Party under such Contract, Purchase Order or Governmental Permit (but not such Contract, Purchase Order or Governmental Permit itself), and the claims, rights and benefits of such Andrews Party arising under such Contract, Purchase Order or Governmental Permit or resulting therefrom after the Closing Date (but not such

Contract, Purchase Order or Governmental Permit itself) shall (to the maximum extent permitted by Requirements of Law or any applicable agreement) be included in the Transferred Assets transferred to the Company pursuant to the Andrews Asset Assignment Agreement (and any such payments or other benefits received by any Andrews Party therefrom after the Closing Date shall promptly be transferred to the Company), and Andrews shall (and shall cause the applicable Andrews Party to), following the Closing, (x) use commercially reasonable efforts to assist the Company in attempting to obtain the necessary approvals, consents and waivers; provided, however, that, except as otherwise provided in the Transition Services Agreement, no Andrews Party shall be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any approval, consent or waiver, and (y) promptly execute all documents reasonably necessary to complete the transfer of such Contract, Purchase Order or Governmental Permit to the Company if such approvals, consents and waivers are so obtained.

(b) Each of Andrews and the JV Entity shall reasonably cooperate with the Company’s efforts to enter into a new stand-alone Contract with the counterparty to each Shared Contract on substantially the same terms as exist under such Shared Contract as of the Closing (and, in connection therewith, Partner shall cause each GI Manager to approve, as applicable, and otherwise not oppose, any such actions required to be undertaken by the JV Entity in observance of the foregoing covenant); provided, however, that no party shall be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain the agreement of any counterparty to a Shared Contract to enter into a stand-alone Contract. Andrews shall cooperate with the Company in any commercially reasonable arrangement designed to provide the Company with the benefits of the Shared Contract after the Closing, including by granting subleases, sublicenses or other rights and establishing arrangements whereby the Company shall, subject to Andrews’ liabilities and obligations under the Transition Services Agreement undertake the work necessary to perform under Shared Contracts. Following the Closing, any payments received by an Andrews Party under a Shared Contract, shall, to the extent relating to the Business, be held by such Andrews Party in trust for the benefit of the Company, and within 30 days after the end of the calendar month in which such payment was received by an Andrews Party, be paid over to the Company. To the extent the benefits of a Shared Contract are made available to the Company, the Company shall perform the obligations of Andrews and/or the applicable Andrews Party under such Shared Contract and assume all liabilities and obligations thereunder, in each case, to the extent such obligations or liabilities relate to the Business and are not the responsibility of Andrews under the Transition Services Agreement (such obligations and liabilities, collectively, the “Company Shared Contract Liabilities”). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 2.2 or Section 2.3 shall limit the liabilities and obligations of Andrews under the Transition Services Agreement and the Company shall not be obligated for any costs that are the responsibility of Andrews under the Transition Services Agreement.

Section 2.3 Assumption of Liabilities.

(a) Pursuant to the terms of the Andrews Asset Assignment Agreement, on the Contribution Date, the Company assumed, and agreed to pay, perform and fully observe, effective as of the Contribution Effective Time, only the following: (x) all liabilities and obligations of the Business to the extent arising out of or relating to the operation of the Business after the Contribution Effective Time and (y) the liabilities and obligations of the Andrews Parties and their Affiliates (excluding the JV Entity and its subsidiaries) set forth below (collectively, the liabilities and obligations described in clause (x) and (y), the “Assumed Liabilities”):

(i) All (A) liabilities and obligations of the Andrews Parties under or in respect of the Transferred Contracts and Purchase Orders and (B) Company Shared Contract Liabilities, in the case of clauses (A) and (B), excluding any liability or obligation relating to or arising from any breach on or prior to the Contribution Effective Time by any Andrews Party of any of its liabilities or obligations under the applicable Transferred Contract, Purchase Order or Shared Contract and excluding any liabilities or obligations that are the responsibility of Andrews under the Transition Services Agreement;

(ii) Current liabilities, in each case, to the extent (and only to the extent) exclusively related to the Business and included in the calculation of “current liabilities” in the Final Closing Net Working Capital Amount;

(iii) All liabilities and obligations with respect to the Company’s employment of the Transferred Employees from and following the Contribution Effective Time;

(iv) All liabilities and obligations relating to the termination of the employment of any Business Employee who does not become a Transferred Employee due to a failure of the Company to offer employment to such Business Employee (other than any India Employee) in accordance with Section 9.3;

(v) All liabilities and obligations relating to the ownership or condition of the Transferred Assets after the Contribution Effective Time;

(vi) All liabilities and obligations assumed by the Company pursuant to Sections 9.3 or 9.4; and

(vii) Any liability or obligation with respect to Taxes for which the Company is liable under Section 9.2.

(b) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement and regardless of whether such liability or obligation is disclosed in the Disclosure Schedule or otherwise, the Company has not assumed any liability or obligation of any Andrews Party or its Affiliates (excluding the JV Entity and its subsidiaries) pursuant to the Andrews Asset Assignment Agreement other than the Assumed Liabilities. Notwithstanding anything to the contrary provided in Section 2.3(a), the Assumed Liabilities shall not include (x) any liability or obligation of any Andrews Party or their respective Affiliates (excluding the JV Entity and its subsidiaries) with respect to the Business for any period prior to the Closing (other than Assumed Liabilities described in Section 2.3(a)(ii)), (y) any Debt of the JV Entity or its subsidiaries as of immediately prior to the Closing or (z) the following liabilities and obligations of Andrews and its Affiliates (excluding the JV Entity and its subsidiaries) all of which shall constitute Excluded Liabilities (all such liabilities described in clauses (x), (y) and (z), collectively, the “Excluded Liabilities”):

(i) Any Debt existing as of immediately prior to the Closing;

(ii) Any liability or obligation with respect to Taxes for which Andrews is liable under Section 9.2;

(iii) Any liability or obligation of Andrews or its Affiliates (excluding the JV Entity and its subsidiaries) under this Agreement or under any Andrews Ancillary Agreement;

(iv) All liabilities relating to the termination of persons employed in the conduct of the Business, or dependents of such persons, prior to the Closing Date, except as provided in Section 2.3(a)(iv) or Section 9.3;

(v) All liabilities relating to any Business Plan, except as provided in Section 9.3;

(vi) All intercompany accounts among the Andrews Parties or their respective Affiliates relating to the Business, which are the subject of Section 8.2;

(vii) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants (provided, however, that nothing in this Section 2.3(b)(vii) shall limit the obligations of the JV Entity under Section 9.6); and

(viii) Any tax, penalty or fee imposed by the Affordable Care Act (Pub. L. 111-148 and Pub. L. 111-152), as amended, that relates to any period prior to the Closing.

For purposes of the indemnification rights set forth in Section 12.1(a)(iv) only, “Excluded Liabilities” shall also include all liabilities and obligations of the Business to the extent arising out of or relating to the operation of the Business after the Contribution Effective Time and prior to the Closing, (I) including any liability or obligation of the Business of the nature described in clause (iii), (iv), (v), (vi) or (vii) of Section 2.3(a), in each case to the extent arising after the Contribution Effective Time and prior to the Closing, but (II) excluding any liability or obligation of the Business of the nature described in clause (i) (excluding (A) any such liability or obligation relating to or arising from any breach prior to the Closing by any Andrews Party or the Company of any of their respective liabilities or obligations under the applicable Transferred Contract, Purchase Order or Shared Contract and (B) any liabilities or obligations that are the responsibility of Andrews under the Transition Services Agreement) or clause (ii) of Section 2.3(a), in each case to the extent arising after the Contribution Effective Time and prior to the Closing.

Section 2.4 Andrews Investment Amount Contribution. On the terms and subject to the conditions of this Agreement, at the Closing, the JV Entity agrees to issue and sell to Andrews, and Andrews agrees to purchase from the JV Entity, the Andrews Units in exchange for (a) the Initial JV Membership Interest and (b) a cash payment in the amount of the Andrews Investment Amount by wire transfer in immediately available funds on the Closing Date to the account designated in writing by the JV Entity at least five Business Days in advance of the Closing Date. Upon receipt of the Andrews Investment Amount, the JV Entity shall immediately contribute the Andrews Investment Amount to Nathan Intermediate. For purposes of this Agreement, the “Andrews Investment Amount” means an amount equal to (x) the Andrews Base Investment Amount, minus (y) the amount, if any, by which the Estimated Net

Working Capital Amount exceeds the Targeted Net Working Capital Amount by more than $500,000, plus (z) the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Estimated Net Working Capital Amount by more than $500,000, subject to adjustment pursuant to Section 2.5.

Section 2.5 Adjustment to Andrews Investment Amount.

(a) Estimated Net Working Capital. Not later than three Business Days prior to the Closing Date, Andrews shall deliver to Partner a written statement and certificate of Andrews executed on its behalf by an officer of Andrews that sets forth in reasonable detail Andrews’ good faith estimate of the Closing Net Working Capital Amount (the “Estimated Net Working Capital Amount”) along with reasonable supporting detail therefor, such estimates to be prepared in accordance with the Specified Accounting Principles (as applicable).

(b) Final Closing Net Working Capital Amount. As promptly as practicable, but in no event later than 60 days following the Closing Date, Andrews shall, at its expense, (i) cause to be prepared, in accordance with the Specified Accounting Principles (as applicable), a statement (the “Closing Date Schedule”) setting forth in reasonable detail its calculation of the Closing Net Working Capital Amount, and (ii) deliver to Partner the Closing Date Schedule.

(c) Review; Disputes.

(i) From the Closing Date until the final determination of the Closing Net Working Capital Amount pursuant to this Section 2.5(c), the JV Entity shall provide Andrews and Partner and any accountants or advisors retained by Andrews or Partner with reasonable access, during normal business hours, after reasonable advance written notice, to the relevant books and records of the Business and other information reasonably relevant to the Closing Date Schedule and the calculation of the Closing Net Working Capital Amount reasonably requested by Andrews or Partner, in each case for the purposes of: (A) in the case of Andrews, preparing the Closing Date Schedule and the calculation of the Closing Net Working Capital Amount, (B) in the case of Partner, enabling Partner and its accountants and advisors to review and verify the Closing Date Schedule and Andrews’ calculation of the Closing Net Working Capital Amount and (C) in the case of Andrews and Partner, identifying and resolving any dispute related to the calculation of the Closing Net Working Capital Amount. Andrews and Partner shall be responsible for the fees and expenses of their respective accountants and advisors retained in respect of this Section 2.5(c).

(ii) If Partner disputes any item in the calculation of the Closing Net Working Capital Amount or believes that a Modification Event (as defined below) has occurred, then Partner may deliver a written notice (a “Dispute Notice”) to Andrews at any time during the 30-day period commencing upon receipt by Partner of the Closing Date Schedule (the “Review Period”). The Dispute Notice shall specify the amounts and calculations with which Partner disagrees in reasonable detail and the basis for any such dispute in reasonable detail and Partner’s proposed change (and if Partner believes a Modification Event has occurred, Partner’s proposed calculation of the Modified Targeted Net Working Capital Amount (as defined below)), and the Dispute Notice shall only include the calculation of the Modified Targeted Net Working Capital Amount, if applicable, and good faith disagreements based on the calculation of the Closing Net Working Capital Amount not being calculated in accordance with the applicable provisions of this Agreement.

(iii) If Partner does not deliver a Dispute Notice in accordance with Section 2.5(c)(ii) prior to the expiration of the applicable Review Period, then the Andrews’ calculation of the Closing Net Working Capital Amount set forth in the Closing Date Schedule shall be deemed final and binding on Andrews, Partner and the JV Entity for all purposes of this Agreement.

(iv) If Partner delivers a Dispute Notice in accordance with Section 2.5(c)(ii) prior to the expiration of the applicable Review Period, then Andrews and Partner shall use commercially reasonable efforts to reach agreement on the Closing Net Working Capital Amount in good faith and promptly following any such agreement shall deliver notice to the JV Entity specifying in reasonable detail Andrews’ and Partner’s resolution thereof. If Andrews and Partner are unable to reach agreement on the Closing Net Working Capital Amount within 30 days after the end of the applicable Review Period, Andrews and Partner shall promptly (and, in any event, within 10 Business Days) mutually engage, and submit such dispute (and their respective calculations as to each disputed item, as set forth in the Closing Date Schedule or the Dispute Notice, as applicable) to Ernst & Young (such firm, or, if such firm is unable or unwilling to act, such other nationally recognized public accounting firm as shall be agreed upon in writing by Andrews and Partner, being referred to herein as the “Accounting Firm”). In connection with the resolution of any such dispute by the Accounting Firm: (A) the Accounting Firm shall conduct a conference, at which conference each of Andrews and Partner shall have the right to present their respective positions and written submissions as to any disputed issues with respect to the Closing Date Schedule and the calculation of any of the Closing Net Working Capital Amount and any additional information relating thereto and to have present their respective advisors, counsel and accountants, (B) the Accounting Firm shall determine the Closing Net Working Capital Amount and, if applicable, the Modified Targeted Net Working Capital Amount, in accordance with the terms of this Agreement within 30 days of such submission and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to Andrews, Partner and the JV Entity and (C) the determination made by the Accounting Firm of the Closing Net Working Capital Amount shall be final and binding on Andrews, Partner and the JV Entity for all purposes of this Agreement, absent manifest error. In calculating the Closing Net Working Capital Amount, the Accounting Firm (x) shall be limited to addressing only the particular disputes referred to in the Dispute Notice(s) and (y) such calculation shall, with respect to any disputed item, be no greater than the highest amount, and no less than the lowest amount, submitted by Andrews or Partner to the Accounting Firm. The Expert Calculations shall reflect in detail the differences, if any, between the Closing Net Working Capital Amount reflected therein and the Closing Net Working Capital Amount set forth in the Closing Date Schedule, as well as any related differences in the Closing Date Schedule. If any assets that should have been included in the Targeted Net Working Capital Amount were incorrectly omitted from the Targeted Net Working Capital Amount (a “Modification Event”), then the Targeted Net Working Capital Amount shall be recalculated to include the book value of such omitted assets (such recalculated amount, the “Modified Targeted Net Working Capital Amount”). The fees and expenses of the Accounting Firm shall be borne the JV Entity.

(d) Payment Upon Final Determination of Adjustments. After the Closing Net Working Capital Amount has been finally determined in accordance with Section 2.5(c) (the “Final Closing Net Working Capital Amount”), the Andrews Investment Amount shall be recalculated by substituting the Final Closing Net Working Capital Amount for the Estimated Net Working Capital Amount and, if a Modification Event has occurred, substituting the Modified Targeted Net Working Capital Amount for the Targeted Net Working Capital Amount (such recalculated amount, the “Adjusted Andrews Investment Amount”) and:

(i) if the Andrews Investment Amount exceeds the Adjusted Andrews Investment Amount, the JV Entity shall pay to Andrews (by wire transfer of immediately available funds) the amount of such excess no later than two Business Days after the determination of the Final Closing Net Working Capital Amount; or

(ii) if the Adjusted Andrews Investment Amount exceeds the Andrews Investment Amount, Andrews shall pay to the JV Entity (by wire transfer of immediately available funds) the amount of such excess no later than two Business Days after the determination of the Final Closing Net Working Capital Amount.

ARTICLE III

PARTNER INVESTMENT

Section 3.1 Issuance of Preferred Units. On the terms and subject to the conditions of this Agreement, at the Closing, the JV Entity agrees to issue and sell to Partner, and Partner agrees to purchase from the JV Entity, the Partner Units, for an aggregate purchase price equal to the Partner Investment Amount, which aggregate purchase price shall be paid by wire transfer in immediately available funds on the Closing Date to the account designated in writing by the JV Entity at least five Business Days in advance of the Closing Date. Upon receipt of the Partner Investment Amount, the JV Entity shall immediately contribute the Partner Investment Amount to Nathan Intermediate.

ARTICLE IV

CLOSING

Section 4.1 Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE X and ARTICLE XI, the Closing shall be consummated on the same date on which the consummation of the Nathan Transaction occurs, concurrently with the closing of the Nathan Transaction, remotely via the electronic exchange of documents and signature pages, or at such other time and place as shall be agreed upon by Partner and Andrews. The date on which the Closing is actually held is referred to herein as the “Closing Date”.

Section 4.2 The Company’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE X and ARTICLE XI, at the Closing, the Company shall issue and deliver to Andrews counterparts of each Company Ancillary Agreement, duly executed on behalf of the Company.

Section 4.3 The JV Entity’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE X and ARTICLE XI, at the Closing, the JV Entity shall issue and deliver to Andrews and/or Partner, as applicable, all of the following:

(a) To Andrews, evidence of the issuance of the Andrews Units;

(b) To Partner, evidence of the issuance of the Partner Units; and

(c) Counterparts of each JV Entity Ancillary Agreement (to the extent not executed prior to the Closing), duly executed on behalf of the JV Entity.

Section 4.4 Partner’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE X and ARTICLE XI, at the Closing, Partner shall deliver to Andrews and/or the JV Entity, as applicable, all of the following:

(a) To the JV Entity, the Partner Investment Amount in the manner contemplated by Section 3.1; and

(b) Counterparts of each Partner Ancillary Agreement (to the extent not executed prior to the Closing), duly executed on behalf of Partner.

Section 4.5 Andrews’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in ARTICLE X and ARTICLE XI, at the Closing, Andrews shall deliver, or cause an Affiliate to deliver, to Partner, the JV Entity and/or the Company, as applicable, all of the following:

(a) To the JV Entity, the Andrews Investment Amount, in the manner contemplated by Section 2.4;

(b) Evidence of the release of Encumbrances on the Transferred Assets arising under the Andrews Credit Facility from the administrative agent to the lenders thereunder; and

(c) Counterparts of each Andrews Ancillary Agreement (to the extent not executed prior to the Closing), duly executed on behalf of Andrews or one of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ANDREWS

As an inducement to Partner and the JV Entity to enter into this Agreement and to consummate the transactions contemplated hereby, Andrews represents and warrants to Partner and the JV Entity, except as set forth in the Disclosure Schedule in accordance with Section 14.11, as follows:

Section 5.1 Organization and Qualification of the Company and the Andrews Parties. (a) The Company and each Andrews Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; and (b) the Company and each Andrews Party is duly qualified to conduct business and in good standing under the laws of each jurisdiction in which the ownership of the Transferred Assets or the operation of the Business requires such qualification, except for failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business. Prior to the Contribution Effective Time, the Company did not engage in any activities.

Section 5.2 Power and Authority. The Company and each Andrews Party has all requisite corporate or limited liability company power and authority required to own, lease and operate the Transferred Assets, and to carry on the Business as currently conducted.

Section 5.3 Capital Structure.

(a) All of the outstanding equity interests of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. The Company Equity Interests are the only outstanding equity interests of the Company and there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue or sell any of its equity interests or securities convertible into or exchangeable for equity interests of the Company. Nathan Intermediate owns all of the Company Equity Interests free and clear of all Encumbrances other than Permitted Encumbrances and Andrews LLC had the applicable power and authority to contribute the Company Equity Interests to the JV Entity through the Andrews Equity Assignment Transactions. Except as set forth in the Agreement Regarding Consent Rights, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the equity interests of the Company.

(b) All of the outstanding equity interests of Nathan Merger Co. have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Nathan Intermediate owns all of the outstanding equity interests of Nathan Merger Co. free and clear of all Encumbrances other than Permitted Encumbrances and there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating Nathan Merger Co. to issue or sell any of its equity interests or securities convertible into or exchangeable for equity interests of Nathan Merger Co. Except as set forth in the Agreement Regarding Consent Rights, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the equity interests of Nathan Merger Co.

(c) All of the outstanding equity interests of Nathan Intermediate have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. The JV Entity owns all of the outstanding equity interests of Nathan Intermediate free and clear of all Encumbrances other than Permitted Encumbrances and there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating Nathan Intermediate to issue or sell any of its equity interests or securities convertible into or exchangeable for equity interests of Nathan Intermediate. Except as set forth in the Agreement Regarding Consent Rights, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the equity interests of Nathan Intermediate.

Section 5.4 Authority of the Andrews Parties and the Company; Conflicts.

(a) Each Andrews Party has all requisite corporate or limited liability company authority to enter into this Agreement and the Andrews Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Andrews Ancillary Agreements by Andrews and, as applicable, the other Andrews Parties and the consummation by Andrews and the other Andrews Parties of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company action on the part of each Andrews Party. This Agreement has been duly executed and delivered by Andrews and (assuming the valid authorization, execution and delivery of this Agreement by Partner and the validity and binding effect of this Agreement on Partner) constitutes the valid and binding obligation of Andrews enforceable against Andrews in accordance with its terms, and each of the Andrews Ancillary Agreements, upon execution and delivery by Andrews or another Andrews Party, as applicable, will be (assuming the valid authorization, execution and delivery by Partner, where Partner is a party, and any other party or parties thereto) a legal, valid and binding obligation of Andrews or such other Andrews Party enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Andrews Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) The Company has all requisite limited liability company authority to enter into this Agreement and the Company Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Company Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Partner and the validity and binding effect of this Agreement on Partner) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and each of the Company Ancillary Agreements, upon execution and delivery by the Company will be (assuming the valid authorization, execution and delivery by Partner, where Partner is a party, and any other party or parties thereto) a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Company Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(c) Except as set forth in Section 5.4 of the Disclosure Schedule, the execution and delivery of this Agreement or any of the Andrews Ancillary Agreements or the Company Ancillary Agreements by the Andrews Parties or the Company, as applicable, the consummation of any of the transactions contemplated hereby or thereby by the Andrews Parties or the Company and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by the Andrews Parties or the Company will not, and the Andrews Equity Assignment Transactions and the Andrews Asset Assignment Transaction did not:

(i) assuming the receipt of all necessary consents and approvals, the filing of all necessary documents and the expiration or termination of any applicable waiting period as described in Section 5.4(c)(ii), result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Transferred Assets, under (1) the certificate of incorporation or formation or by-laws or operating agreement (or similar organizational documents) of the Company or the Andrews Parties, (2) any Business Agreement to which the Company or any Andrews Party is bound, (3) any Court Order to which the Company or any Andrews Party is a party or by which the Company or any Andrews Party is bound in respect of the Business or any

Transferred Asset or the Company Equity Interests or (4) any Requirements of Law affecting any Andrews Party, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to be material to the Business or would not prevent the consummation of any of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by the Company or any Andrews Party of any declaration, filing or registration with, any Governmental Body, except (1) in connection, or in compliance, with the provisions of any Competition Laws, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (3) such consents, approvals, filings and notices as may be required under any Requirements of Law applicable to the Business, (4) such filings as may be required in connection with the Taxes described in Section 9.2(a)(iv), and (5) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Business or would not prevent the consummation of any of the transactions contemplated hereby.

Section 5.5 Financial Information.

(a) Section 5.5 of the Disclosure Schedule contains the unaudited balance sheet and income statement of the Business as of and for the twelve months ended December 31, 2015 (the “Financial Information”). The results of operations reflected in the income statement of the Business included in the Financial Information, together with (a) the annual expenses of the Business associated with services provided for under the Transition Services Agreement and (b) the indirect compensation and benefits costs associated with the oversight of the Business by Andrews’ management personnel, fairly reflect, in all material respects, the results of operations of the Business for the twelve months ended December 31, 2015. The Financial Information has been prepared from, and is in accordance with and accurately reflects in all material respects, the books and records of Andrews relating to the Business. The accounts included in the Financial Information were prepared in accordance with the accounting policies used in preparing Andrews’ audited financial statements, which are prepared in accordance with GAAP.

(b) As of the Closing, the Company shall have no liabilities or obligations with respect to the Business other than (i) the Assumed Liabilities, (ii) liabilities with respect to the Business arising in the ordinary course since the Contribution Effective Time, (iii) liabilities constituting Excluded Liabilities for purposes of Section 12.1(a)(iv) pursuant to the last paragraph of Section 2.3(b), (iv) liabilities under the Company Ancillary Agreements and (v) any indemnification obligations arising under Section 12.2(b)(i); provided, however, that, for the avoidance of doubt, any liabilities or obligations of the Company arising in connection with the Debt Financing or the Nathan Transaction shall not be deemed to be liabilities or obligations with respect to the Business.

Section 5.6 Operations Since Financial Information Date. Since the Financial Information Date, there have been no changes, events, circumstances, developments, occurrences or effects that have had, or would reasonably be expected to have, a Material Adverse Effect. Since the Financial Information Date through the date of this Agreement, the Andrews Parties and the Company have conducted the Business in the ordinary course substantially consistent with past practice. Without limiting the generality of the preceding sentence, since the Financial Information Date through the date of this Agreement and except as set forth in Section 5.6 of the Disclosure Schedule, the Andrews Parties (in respect of the Business or the Transferred Assets) and the Company have not taken any of the actions or engaged in any of the activities identified in Section 8.4(b).

Section 5.7 Taxes.

(a) Each Andrews Party and each of the JV Entity, Nathan Intermediate, and the Company has, in respect of the Business and the Transferred Assets, properly filed all Tax Returns required to have been filed on or before the date hereof.

(b) All material Taxes due from any Andrews Party or the JV Entity, Nathan Intermediate, or the Company, in each case in respect of the Business and the Transferred Assets (whether or not shown to be due on the Tax Returns referred to in clause (a)) have been timely and properly paid. The JV Entity, Nathan Intermediate, and the Company do not have any liability for Taxes of any other Person as a result of any transferee or successor liability or under any contract (other than any commercial contract the primary subject matter of which is not Taxes).

(c) To the extent related to Taxes for which the JV Entity, Nathan Intermediate, or the Company may be liable in each case after the Closing Date, no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (a) are currently pending.

(d) To the extent related to Taxes for which the JV Entity, Nathan Intermediate or the Company may be liable in each case after the Closing Date, all material deficiencies asserted in writing or material assessments made in writing as a result of any examination of any Andrews Party by a taxing authority have been paid in full.

(e) The Company, the JV Entity and Nathan Intermediate were each formed solely to enter into the Andrews Asset Assignment Agreement and this Agreement and to consummate the transactions contemplated thereby and hereby, and none of the Company, the JV Entity or Nathan Intermediate has engaged in any action or activity that is not contemplated by the Andrews Asset Assignment Agreement or this Agreement or has incurred any liability for Taxes other than as a result of any such action or activity (which contemplated actions and activities shall, for the avoidance of doubt, include the operation of the Business on and after the Contribution Date). Except as contemplated by Section 9.2(e), each of the Company, the JV Entity and Nathan Intermediate is, and at all times since its formation has been, disregarded as an entity separate from Andrews within the meaning of Treasury Regulation Section 301.7701-3(b).

Notwithstanding anything to the contrary in this Agreement, this Section 5.7 and Section 5.17 are the sole representations and warranties of Andrews with respect to Tax matters.

Section 5.8 Governmental Permits. Except as set forth in Section 5.8 of the Disclosure Schedule, the Company or the Andrews Parties own, hold or possess all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle them to own or lease, operate and use the Transferred Assets and to carry on and conduct the Business substantially as currently conducted (collectively, the “Governmental Permits”). All Governmental Permits are in full force and effect and the Company and each Andrews Party is in compliance in all material respects with all terms and conditions of the Governmental Permits.

Section 5.9 Real Property. Neither the Andrews Parties nor the Company own any real property used in or relating to the Business. Section 5.9 of the Disclosure Schedule sets forth the address of each location at which any Andrews Party or the Company is a lessee of or operates any real property (a) where any Business Employee works or (b) where any tangible Transferred Assets are located.

Section 5.10 Title to Property. The Company has valid title to each Transferred Asset, free and clear of all Encumbrances, except for Permitted Encumbrances. All material tangible Transferred Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used. For the avoidance of doubt, this Section 5.10 is not intended to be, and shall not be deemed or construed to be, a representation or warranty with respect to Intellectual Property or Technology.

Section 5.11 Intellectual Property.

(a) Section 5.11(a) of the Disclosure Schedule contains a list of (i) all registrations and applications for registrations of Trademarks, (ii) Copyrights in Assigned Components, and (iii) any Internet domain names and registrations thereof, in each instance of the foregoing clauses (i) – (iii), that are owned by the Andrews Parties or any of their respective Affiliates and which relate exclusively to the Business or the Transferred Assets. Except for the Assigned Intellectual Property (including the Trademarks, Copyrights, Software and Internet domain names listed on Section 5.11(a) of the Disclosure Schedule), there is no Intellectual Property owned by the Andrews Parties or any of their respective Affiliates that relate exclusively to the Business or the Transferred Assets or that is used exclusively in the operation of the Business.

(b) The Company (or, with respect to any Assigned Intellectual Property that has come, or come, into existence after the Contribution Date and exist as of the Closing, to be conveyed to the Company pursuant to Section 2.1(a), the Andrews Parties) exclusively own the entire right, title and interest in and to all Assigned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). The Andrews Parties exclusively own all right, title and interest in, or have the right to grant licenses to, the Intellectual Property and Technology licensed to Company pursuant to the License Agreement (“Licensed IP”).

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, to the Knowledge of Andrews: (i) all registrations for Trademarks or Copyrights identified in Section 5.11(a) of the Disclosure Schedule are in force and all pending applications to register any unregistered Trademarks so identified are in good standing, all without challenge of any kind; and (ii) the Andrews Parties have the right to bring actions for infringement or unauthorized use of the Trademarks and Copyrights identified in Section 5.11(a) of the Disclosure Schedule.

(d) To the Knowledge of Andrews, the conduct of the Business as currently conducted, including the Assigned Intellectual Property and Business Software, does not infringe (directly or indirectly), misappropriate, or otherwise violate any Intellectual Property rights of any other Person. No Andrews Party nor any of its Affiliates has received any written notice between January 1, 2013 and the date of this Agreement of any alleged infringement, misappropriation or violation of any third party Intellectual Property rights by an Andrews Party or its Affiliate, or an offer to license Intellectual Property rights of any other Person in respect of the conduct of the Business. To the Knowledge of Andrews, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Assigned Intellectual Property or any Licensed IP as it relates to the Business. As it relates to the Business, no Andrews Party nor any of its Affiliates has entered into any agreement to indemnify any Person against any charge of infringement of any Intellectual Property rights, other than indemnification obligations arising in the ordinary course of business or under or in connection with the Business’s unmodified form of standard agreement for the distribution of the Business Software or provision of such Business Software on a software-as-a-service, web-based application, or other service basis.

(e) No proceedings are pending or, to the Knowledge of Andrews, which challenge the validity or enforceability of any Trademarks or Copyrights identified in Section 5.11(a) of the Disclosure Schedule, or the use or ownership of any Assigned Intellectual Property.

(f) To the Knowledge of Andrews, neither the execution and delivery of the Andrews Asset Assignment Agreement nor this Agreement (or any other agreements, instruments or documents being or to be executed and delivered under the Andrews Asset Assignment Agreement or this Agreement or to conduct the Business as currently conducted) nor the consummation of the transactions contemplated by the Andrews Asset Assignment Agreement or this Agreement (or any other agreements, instruments or documents being or to be executed and delivered under the Andrews Asset Assignment Agreement or this Agreement or to conduct the Business as currently conducted) has, resulted in, or will, with or without notice or lapse of time, result in, or has given or give any other Person the right or option to cause or declare (i) a loss of, or Encumbrance on, any Assigned Intellectual Property, (ii) loss or Encumbrance on or payment of additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to use and license the Business Software as currently conducted, (iii) a breach of any Inbound Company IP License, (iv) the release, disclosure, or delivery of any Business Software by or to any escrow agent or other Person, or (v) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Assigned Intellectual Property.

(g) Each Andrews Party and each of its Affiliates has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information contained in the Assigned Intellectual Property and the Licensed IP that such Andrews Party or the Company, as applicable, holds, or purports to hold, as a trade secret.

(h) To the Knowledge of Andrews, none of the Business Software (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Business Software, or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Business Software. To the Knowledge of Andrews, no Business Software contains any “virus” or any other code designed or intended to have, or capable of: (x) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (y) damaging or destroying any data or file without the user’s consent.

(i) No source code for any Business Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of an Andrews Party other than pursuant to a third-party Software escrow arrangement entered into in the ordinary course of business for the benefit of a customer. No Andrews Party nor any of its Affiliates has any duty or obligation to deliver, license, or make available the source code for any Business Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of an Andrews Party other than pursuant to a third-party Software escrow arrangement entered into in the ordinary course of business for the benefit of a customer. To the Knowledge of Andrews, no Business Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any license to software that is distributed as “free software,” “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License and BSD Licenses)) that (i) could require, or could condition the use or distribution of such Business Software on, the disclosure, licensing, or distribution of any source code for any portion of such Business Software, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of an Andrews Party or its Affiliate (or Company post-Closing) to use or distribute any Business Software.

(j) To the Knowledge of Andrews, all of the information technology and computer systems (including information technology and telecommunication hardware, communications networks and data centers) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in the Business (the “IT Systems”) operate and perform in all material respects in a manner that permits the Andrews Parties (and/or their respective Affiliate or Affiliates, as applicable) to conduct the Business as currently conducted and planned to be conducted, and each Andrews Party or each such Affiliate (as applicable) has purchased a sufficient number of license seats for all Software used by such Andrews Party or each such Affiliate (as applicable) to conduct the Business as currently conducted and planned to be conducted. With respect to the IT Systems: (i) to the Knowledge of Andrews, there have been no successful unauthorized intrusions or breaches of the security thereof, (ii) there has not been any material malfunction thereof that has not been remedied or replaced in all material respects, or any unplanned downtime or service interruption thereof, (iii) each Andrews Party or each such Affiliate (as applicable) has used reasonable efforts to implement any and all security patches or security upgrades that are generally available therefor, and (iv) no third party providing technology services to any Andrews Party or its Affiliate has failed to meet any service obligations. As it relates to the Business, each Andrews Party and each of its Affiliates has implemented reasonable backup and recovery technology processes consistent with industry standard practices.

(k) Except for Contracts entered into in the ordinary course of business pursuant to which Andrews or its Affiliates have granted a non-exclusive Intellectual Property license with respect to any Assigned Intellectual Property or any Business Software, none of the Andrews Parties nor any of their respective Affiliates is bound by, and no Assigned Intellectual Property is subject to, any Contract containing any covenant or other provision that in any material way limits or restricts the ability of any Andrews Party or any of its Affiliates to use, exploit, make available, assert or enforce any Assigned Intellectual Property or any Business Software anywhere in the world in the manner in which the Business is currently being conducted or as currently planned to be conducted.

(l) Notwithstanding anything else in this Agreement, Partner, the JV Entity and the Company each acknowledge and agree that the representations and warranties set forth in this Section 5.11 are the only representations and warranties being made by Andrews with respect to matters regarding Intellectual Property infringement, misappropriation or violation.

Section 5.12 Assets Used in the Business. Except as set forth in Section 5.12 of the Disclosure Schedule, the Shared Contracts subject to Section 2.2, the Intellectual Property licensed to the Company pursuant to the License Agreement, the other Excluded Assets and the assets used to provide the services under the Transition Services Agreement, the Transferred Assets constitute all of the material assets used by the Andrews Parties or any of their respective Affiliates to operate the Business as currently conducted by the Andrews Parties and their respective Affiliates. The Transferred Assets, the Intellectual Property licensed to the Company pursuant to the License Agreement and the assets used to provide the services under the Transition Services Agreement constitute all of the material Intellectual Property used to operate the Business as conducted by the Andrews Parties and their respective Affiliates as of the date hereof. Nothing in this Section 5.12 constitutes an additional representation or warranty with respect to title to or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this ARTICLE V.

Section 5.13 No Violation, Litigation or Regulatory Action.

(a) Each Andrews Party (with respect to the Business) and the Company is, and since January 1, 2013 has been, in compliance in all material respects with all applicable Requirements of Law and Court Orders, other than matters relating to Taxes or compliance with Environmental Laws or Environmental Permits, all representations with respect to which are the subject of Section 5.7 and Section 5.18, respectively. No Andrews Party in connection with the Business or any Transferred Assets are subject to any Court Order. The Company is not subject to any Court Order.

(b) Except as set forth in Section 5.13 of the Disclosure Schedule, as of the date hereof, there are no audits, actions, suits, claims, governmental inquiries, proceedings or, to the Knowledge of Andrews, investigations, pending or, to the Knowledge of Andrews, threatened against the Andrews Parties (with respect to the Business) or the Company.

(c) As of the date hereof, there is no action, suit, claim, governmental inquiry, proceeding or, to the Knowledge of Andrews, investigation, pending (with respect to which Andrews has been served or notified) or, to the Knowledge of Andrews, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Andrews Ancillary Agreements or Company Ancillary Agreements.

Section 5.14 Compliance with Health Care Laws and Privacy Laws.

(a) Since January 1, 2013, Andrews (with respect to the Business), the Company and each director, officer, and to the Knowledge of Andrews, employee of Andrews (with respect to the Business) or the Company, has complied with the requirements of all applicable Health Care Laws. Andrews has implemented policies, procedures, and/or programs designed to assure that Andrews (with respect to the Business), the Company and their members, managers, directors, officers, employees, agents and personnel are in compliance with the Healthcare Laws. Except as set forth in Section 5.14 of the Disclosure Schedule, since January 1, 2013, Andrews (with respect to the Business), including its subsidiaries, has not received any written notice from any Governmental Body, nor, to the Knowledge of Andrews, has any such written notice, claim, or action been filed or commenced against Andrews (with respect to the Business) or the Company to the effect that Andrews (with respect to the Business) or the Company is not in material compliance with any applicable Health Care Law.

(b) None of Andrews (with respect to the Business), the Company nor any directors, officers, employees, or agents of Andrews (with respect to the Business) or the Company, nor to the Knowledge of Andrews, any subcontractor of Andrews (with respect to the Business) or the Company, has been excluded from participation in any Federal Health Care Program. None of Andrews (with respect to the Business), the Company , nor to the Knowledge of Andrews, any directors, officers or employees of Andrews (with respect to the Business) or the Company,, has been convicted of any crime for which exclusion is permitted under 42 U.S.C. § 1320a-7. To the Knowledge of Andrews, no such exclusion proceedings are pending or threatened in writing against any representative of Andrews (with respect to the Business) or the Company. Neither Andrews (with respect to the Business) nor the Company is a party to a corporate integrity agreement nor does Andrews (with respect to the Business) or the Company have any reporting obligations pursuant to a settlement agreement, consent decree, plan of correction or other remedial measure entered into with any Governmental Body.

(c) Neither Andrews (with respect to the Business) nor the Company participates in, is authorized to bill, or has directly claimed or received reimbursement from any Federal Health Care Program or from any other third party payor program. Neither Andrews (with respect to the Business) nor the Company employs or contracts with any physicians or other healthcare professionals to provide professional healthcare services requiring a license or accreditation under any Health Care Law.

(d) Since January 1, 2013, neither Andrews (with respect to the Business), the Company nor, to the Knowledge of Andrews, any director, officer, or employee of Andrews (with respect to the Business) or the Company has: (i) offered, paid, solicited or received any remuneration (including any kickback, bribe, or rebate), in material violation of any Health Care Law directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring or inducing the referral of an individual to a Person for the furnishing or the arranging for the furnishing of any item or service for which payment may be made in whole or in part by a Federal Health Care Program, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering of any good, facility, service, or item for which payment may be made in whole or in part by a Federal Health Care Program; or (ii) knowingly made or caused to be made or used any false record or statement (or omitted to state a material fact required to be stated therein) material to a false or fraudulent claim for payment submitted to a Governmental Body or Federal Health Care Program.

(e) At all times since January 1, 2013, Andrews (with respect to the Business) has adopted and implemented compliance policies, procedures, and/or programs designed to assure that Andrews (with respect to the Business), the Company and their employees and personnel are in material compliance with the Privacy Laws. The Company and each of the Andrews Parties (with respect to the Business) has at all times since January 1, 2013 complied in all material respects with applicable provisions of the Privacy Laws, including: (i) compliance by the Company and each of the Andrews Parties (with respect to the Business) with its respective privacy and security policies and procedures related to the transmission and security of Personal Information and related breach notifications; (ii) compliance by the Company and each of the Andrews Parties (with respect to the Business) with all contractual and regulatory “business associate” requirements or “subcontractor business associate” requirements as defined under HIPAA; (iii) compliance by the Company and each of the Andrews Parties (with respect to the Business) with the breach notification requirements under HIPAA; and (iv) obtaining, by the Company and each of the Andrews Parties (with respect to the Business), all material approvals and licenses necessary to Process Personal Information and Processing such Personal Information in accordance with the scope of such approvals and licenses.

Section 5.15 Contracts. Except as set forth in Section 5.15 of the Disclosure Schedule, as of the date of this Agreement, no Andrews Party nor any of the Andrews Parties’ respective Affiliates (including the Company) is a party to or bound by any of the following Contracts relating to the Business:

(a) any Contract for the purchase by the Andrews Parties or the Company of services, supplies, components or equipment which involved the payment by the Business of more than $250,000 in the fiscal year ended December 31, 2015;

(b) any Contract with a Top 25 Material Client or for the sale by the Andrews Parties or the Company of any services or products of the Business which involved the payment to the Business of more than $250,000 in the fiscal year ended December 31, 2015;

(c) any Contract for capital expenditures (including capitalized software costs) or the acquisition or construction of fixed assets requiring the payment of an amount in excess of $250,000;

(d) any loan agreements, promissory notes, indentures, bonds or other instruments involving indebtedness for borrowed money (excluding intercompany indebtedness and non-trade accounts) or any guarantees of any such indebtedness;

(e) any Contracts pursuant to which any Intellectual Property related to the Business or used in the operation of the Business has been licensed to any Andrews Party or any of the Andrews’ Parties respective Affiliates (collectively, “Inbound Company IP Licenses”) (other than commercially-available Software licensed pursuant to non-exclusive, non-negotiated Contracts for the use of third-party Intellectual Property that are generally commercially available on standard terms or other standard Contracts for Intellectual Property with annual or individual royalty or license fees of less than $1,000,000 except to the extent such Software is (i) incorporated into any Business Software and material to the operation of such Business Software or (ii) necessary to integrate any Business Software with third party Software and is material to the Business);

(f) any Contracts pursuant to which any Assigned Intellectual Property or any Intellectual Property or Technology exclusively licensed to the Company pursuant to the License Agreement has been licensed by any Andrews Party or its Affiliate to a third party or wherein rights have been granted by any Andrews Party or its Affiliate to a third party (whether or not currently exercisable) outside the ordinary course of business;

(g) any partnership, joint venture or other similar agreement or arrangement and agreements with respect to the acquisition or disposition of any business, assets or securities outside the ordinary course of business;

(h) any Contract with any Top 25 Material Client or, to the Knowledge of Andrews, any other Contract that (i) contains any covenant that materially restricts or limits the freedom of the Business to compete with any Person in any line of business or in any territory, (ii) contains any so-called “most favored nation” provision or any similar provision requiring such Andrews Party or the Company to offer a Person any terms, conditions or concessions that are at least as favorable as those offered to one or more other Persons, or (iii) provides for “exclusivity” with respect to sales, distribution, licensing, marketing or development undertaken by the Business;

(i) other than Contracts with respect to employment, compensation or benefits-related matters and the Company Ancillary Agreements, Contracts between the Company, on one hand, and any director, officer or Affiliate of Andrews or any other Related Party, on the other hand that will continue following the Closing; or

(j) any Contract with a Governmental Body.

Section 5.16 Status of Contracts. As of the date hereof, each of the Contracts listed in Section 5.15 of the Disclosure Schedule (collectively, the “Business Agreements”) is in full force and effect and represents a legally valid and binding obligation of the Company or the applicable Andrews Party thereto and, to the Knowledge of Andrews, each other party thereto. Each of the Company or the applicable Andrews Party has performed, in all material respects, all obligations required to be performed by it under each of the Business Agreements to which it is a party. Neither the Andrews Parties nor the Company are in, or, to the Knowledge of Andrews, alleged to be in, and, to the Knowledge of Andrews, no other party thereto is in, material breach or material default under any of the Business Agreements. As of the date hereof, neither the Company nor any Andrews Party has received any written (or, to the Knowledge of Andrews, oral) notice of cancellation or termination of any Business Agreement. Except as set forth in Section 5.16 of the Disclosure Schedule, true, correct and complete copies of each of the Business Agreements have been made available to Partner, including all amendments applicable thereto.

Section 5.17 Employee Benefits.

(a) Section 5.17(a) of the Disclosure Schedule sets forth each (i) Pension Plan, (ii) Welfare Plan, and (iii) each other material plan, program, policy, practice, agreement or arrangement providing compensation or benefits of any kind (excluding base compensation and overtime), which in each case of (i), (ii) or (iii) is sponsored, maintained, contributed to or required to be contributed to by Andrews or its Affiliates and in which at least one Business Employee is eligible to participate (each, a “Business Plan”). Except as specifically noted in Section 5.17(a) of the Disclosure Schedule, no Business Plan is subject to Requirements of Law outside the United States (each such Business Plan so specifically noted an “International Business Plan”).

(b) Andrews has made available to Partner a true and correct copy or summary of each Business Plan.

(c) Except as would not reasonably be expected to result in material liability to the Company, (i) each Business Plan has been maintained and operated in all material respects in accordance with its terms and all applicable Requirements of Law, (ii) no material litigation or asserted claims against Andrews or its Affiliates by any current or former Business Employee exists with respect to any such Business Plan other than claims for benefits in the ordinary course of business, (iii) there are no audits, inquiries or proceedings pending or, to the Knowledge of Andrews, threatened by any Governmental Body with respect to any Business Plan, and (iv) all contributions, premiums and any other payments required by or due for each Business Plan and any Business Plan service provider have been timely paid in all material respects.

(d) Each Business Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code, and to the Knowledge of Andrews, no event has occurred since the date of such determination letter that would reasonably be expected to materially adversely affect such qualification.

(e) No Business Plan is a Pension Plan subject to Title IV of ERISA or Code Section 412 or a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA. No Business Plan provides medical or welfare benefits (through insurance or otherwise) or for continuation of such benefits or coverage, in any case, after termination of employment, except as required by Part 6 of Subtitle I of ERISA and Section 4980B of the Code.

(f) No International Business Plan is a defined benefit pension plan.

Section 5.18 Environmental Compliance. Other than those matters which would not, individually or in the aggregate, reasonably be expected to be material to the Business: (a) the Company and each Andrews Party is in compliance with all applicable Environmental Laws and Environmental Permits with respect to the Business; (b) there are no actions or proceedings pending, or to the Knowledge of Andrews, threatened, against any Andrews Party (in respect to the Business) or the Company alleging noncompliance with or liability under any Environmental Law; and (c) neither the Company nor any Andrews Party has received written notice that it is liable under Environmental Laws relating to the off-site disposal of wastes generated by the operations of the Business.

The representations and warranties set forth in this Section 5.18 are the Andrews Parties’ sole and exclusive representations regarding environmental matters.

Section 5.19 Employee Relations and Agreements.

(a) Section 5.19 of the Disclosure Schedule contains a true and complete listing, as of a recent date, of each Business Employee, along with their job location, annual base salary and date of hire. No Andrews Party is a party to any collective bargaining agreement, union contract or other contract with any labor union, works council or other body representing Business employees.

(b) No union, works council or any other employee representative body represents Business employees and, to the Knowledge of Andrews, no such organization is attempting (or within the last three years has attempted) to organize such employees. Within the last three years, there has been, no strike, work stoppage, work slowdown, picketing, lockout or other material labor dispute pending or, to the Knowledge of Andrews, threatened against or involving any Andrews Party with respect to any Business employee or Person purporting to represent any Business employee. With respect to the Business, (i) each of the Andrews Parties is in compliance in all material respects with all applicable Requirements of Law respecting labor, employment and employment practices, terms and conditions of employment, labor relations, employment discrimination, disability rights or benefits, occupational health and safety, worker’s compensation, affirmative action, unemployment compensation, leaves of absence, plant closures, mass layoffs, immigration and wages and hours, (ii) there are no charges, complaints or lawsuits pending or to the Knowledge of Andrews, threatened against any Andrews Party regarding any employment matter, (iii) there are no Governmental Body audits, examinations or, to the Knowledge of Andrews, investigations pending or, to the Knowledge of Andrews, threatened against any Andrews Party regarding any employment matter, and (iv) there are no material liabilities, whether contingent or absolute, of any Andrews Party relating to workers’ compensation benefits that are not insured against by a bona fide third-party insurance carrier.

(c) No U.S. Business Employee is a party to any employment agreement with an Andrews Party that entitles him or her to material compensation or other material consideration. Andrews has made available to Partner all forms of employment agreement currently used by the Business with respect to International Business Employees. No Business Employee is subject to a retention, sale of Business or similar agreement or arrangement with any Andrews Party.

(d) Section 5.19(d) of the Disclosure Schedule contains a list of all natural person independent contractors or workers provided through an employee staffing agency currently engaged by or performing services exclusively for the Business. With respect to the Business, each Andrews Party has properly classified in all material respects in accordance with all applicable Requirements of Law all of its service providers as either employees or independent contractors and as exempt or non-exempt from overtime requirements.

(e) The Company does not have any employees.

Section 5.20 Material Clients. Section 5.20 of the Disclosure Schedule sets forth a complete and accurate list of the top 50 clients of the Business based upon the revenue generated by the Business from such client during 2015 (“Material Clients” and the top 25 clients of the Business on such list, “Top 25 Material Clients”). As of the date hereof, the Business has not received any written or, to the Knowledge of Andrews, oral notice from a Material Client that it has ceased to use the Business’s services, nor has there been any written or, to the Knowledge of Andrews, oral notice from a Material Client that it intends to cease after the Closing to use such services or to otherwise terminate or materially reduce its relationship with the Business.

Section 5.21 Material Suppliers. Section 5.21 of the Disclosure Schedule sets forth a complete and accurate list of the top 10 suppliers of the Business based upon the amount paid to such supplier in respect of the Business during 2015 (“Material Suppliers”). As of the date hereof, the Business has not received any written or, to the Knowledge of Andrews, oral notice from a Material Supplier that it has ceased to provide goods or services to the Business, nor has there been any written or, to the Knowledge of Andrews, oral notice from a Material Supplier that it intends to cease after the Closing to provide such goods or services or to otherwise terminate or materially reduce its relationship with the Business.

Section 5.22 No Brokers. No broker, investment banker or other similar Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Andrews or the Company.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARTNER

As an inducement to Andrews, the JV Entity and the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Partner hereby represents and warrants to Andrews as follows:

Section 6.1 Organization. Partner is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. Partner has the limited liability company power and authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

Section 6.2 Authority; Conflicts.

(a) Partner has all requisite limited liability company authority to execute, deliver and perform this Agreement and each of the Partner Ancillary Agreements. The execution, delivery and performance of this Agreement and the Partner Ancillary Agreements by Partner have been duly authorized and approved by Partner’s board of managers and do not require any further authorization or consent of Partner or its members. This Agreement has been duly authorized, executed and delivered by Partner and (assuming the valid authorization, execution and delivery of this Agreement by Andrews) is the legal, valid and binding agreement of Partner enforceable in accordance with its terms, and each of the Partner Ancillary Agreements has been duly authorized by Partner, and upon execution and delivery by Partner will be (assuming the valid authorization, execution and delivery by Andrews, where a Andrews is a party, and any other party or parties thereto) a legal, valid and binding obligation of Partner, enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Partner Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) The execution and delivery of this Agreement or any of the Partner Ancillary Agreements by Partner, the consummation of any of the transactions contemplated hereby or thereby by Partner and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Partner will not:

(i) assuming the receipt of all necessary consents and approvals, the filing of all necessary documents and the expiration or termination of any applicable waiting period as described in Section 6.2(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the certificate of formation or operating agreement of Partner, (2) any note, instrument, contract, agreement, mortgage, lease, franchise or financial obligation to which Partner is a party or any of their respective properties is subject or by which Partner is bound, (3) any Court Order to which Partner is a party or by which they are bound or (4) any

Requirements of Law affecting Partner, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Partner to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by Partner of any declaration, filing or registration with, any Governmental Body, except (1) in connection, or in compliance, with the provisions of any Competition Laws, (2) such consents, approvals, filings and notices as may be required under any Requirements of Law applicable to the Business, (3) such filings as may be required in connection with the Taxes described in Section 9.2(a)(iv) and (4) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Partner to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.3 No Violation, Litigation or Regulatory Action.

(a) As of the date hereof, there are no actions, suits or proceedings pending (with respect to which Partner has been served or otherwise notified) or, to the Knowledge of Partner, threatened against Partner or any of its Affiliates which would, individually or in the aggregate, materially impair the ability of Partner to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

(b) As of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Partner, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Partner Ancillary Agreements.

Section 6.4 Financing. Upon and subject to receipt of the funds in accordance with, and subject to the terms and conditions of, the Equity Commitment Letters executed by Partner, Partner will have at the Closing sufficient immediately available funds and the financial ability to make all of the payments contemplated to be made by Partner under this Agreement and Partner has and will have at the Closing the resources and capabilities (financial and otherwise) to perform its obligations under this Agreement. Partner has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would impair or adversely affect such resources, funds or capabilities.

Section 6.5 Solvency. Assuming the accuracy of Andrews’ representations and warranties, immediately after giving effect to the transactions contemplated by this Agreement, (a) Partner shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) Partner shall have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Business.

Section 6.6 No Brokers. No broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Partner.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF JV ENTITY

As an inducement to Andrews and Partner to enter into this Agreement and to consummate the transactions contemplated hereby, JV Entity hereby represents and warrants to Andrews and Partner as of the date hereof and as of the Closing (other than with respect to such representations and warranties that are made as of a specified date, which JV Entity represents and warrants as of such date) as follows:

Section 7.1 Organization. JV Entity is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware. JV Entity has the limited liability company power and authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

Section 7.2 Authority; Conflicts.

(a) JV Entity has all requisite limited liability company authority to execute, deliver and perform this Agreement and each of the JV Entity Ancillary Agreements. The execution, delivery and performance of this Agreement and the JV Entity Ancillary Agreements by JV Entity have been duly authorized and approved by JV Entity’s board of managers and do not require any further authorization or consent of JV Entity or its members. This Agreement has been duly authorized, executed and delivered by JV Entity and (assuming the valid authorization, execution and delivery of this Agreement by Andrews and Partner) is the legal, valid and binding agreement of JV Entity enforceable in accordance with its terms, and each of the JV Entity Ancillary Agreements has been duly authorized by JV Entity, and upon execution and delivery by JV Entity will be (assuming the valid authorization, execution and delivery by the other party or parties thereto) a legal, valid and binding obligation of JV Entity, enforceable in accordance with its terms, subject, in the case of this Agreement and each of the JV Entity Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) The execution and delivery of this Agreement or any of the JV Entity Ancillary Agreements by JV Entity, the consummation of any of the transactions contemplated hereby or thereby by JV Entity or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by JV Entity will not:

(i)    assuming the receipt of all necessary consents and approvals, the filing of all necessary documents and the expiration or termination of any applicable waiting period as described in Section 8.2(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the certificate of formation or operating agreement of JV Entity, (2) any note, instrument, contract, agreement, mortgage, lease, franchise or financial obligation to which JV Entity is a party or any of their respective properties is subject or by which JV Entity is bound, (3) any Court Order to which JV Entity is a party or by which they are bound or (4) any

Requirements of Law affecting JV Entity, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of JV Entity to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii) require the approval, consent, authorization or act of, or the making by JV Entity of any declaration, filing or registration with, any Person, except (1) in connection, or in compliance, with the provisions of any Competition Laws, (2) such consents, approvals, filings and notices as may be required under any Requirements of Law applicable to the Business, (3) such filings as may be required in connection with the Taxes described in Section 10.2(a)(iii) and (4) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of JV Entity to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 7.3 No Violation, Litigation or Regulatory Action.

(a) As of the date hereof, there are no actions, suits or proceedings pending (with respect to which JV Entity has been served or otherwise notified) or threatened against JV Entity or any of its Affiliates which would, individually or in the aggregate, materially impair the ability of JV Entity to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

(b) As of the date hereof, there is no action, suit or proceeding pending or threatened that questions the legality of the transactions contemplated by this Agreement or any of the JV Entity Ancillary Agreements.

Section 7.4 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, JV Entity shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, JV Entity shall have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Business.

Section 7.5 No Brokers. No broker, investment banker or other Person, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of JV Entity.

Section 7.6 Securities Duly Authorized. All of the Andrews Units and Partner Units to be issued to the Andrews and Partner, respectively, pursuant to this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and shall be free and clear of all Encumbrances, other than Encumbrances created pursuant to this Agreement or the JV Entity LLC Agreement and restrictions under applicable federal and state securities laws.

Section 7.7 Capitalization. As of immediately after giving effect to the issuances of the Andrews Units and Partner Units contemplated hereby (and disregarding any Units received by any Management Party (as defined in the JV Entity LLC Agreement) in connection with the transactions contemplated hereby or the Nathan Transaction):

(a) No other Units (as defined in the JV Entity LLC Agreement) will be outstanding other than the Andrews Units and the Partner Units.

(b) There are no (i) options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating JV Entity to issue or sell any of its equity interests or securities convertible into or exchangeable for equity interests of JV Entity or repurchase, redeem or otherwise acquire any issued and outstanding Units of JV Entity; or (ii) outstanding or authorized unit appreciation, phantom equity, profit participation, or other similar rights with respect to JV Entity. Except for the JV Entity LLC Agreement, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the equity interests of JV Entity.

ARTICLE VIII

ACTIONS PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 8.1 Access to Information. Subject to Partner’s obligations under the Confidentiality Agreement, Andrews shall and shall cause its subsidiaries to afford to the officers, employees and authorized representatives of Partner (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records (including computer files, retrieval programs and similar documentation) of the Business and shall furnish or cause to be furnished to Partner or its authorized representatives such additional information concerning the Business as shall be reasonably requested; provided, however, that Andrews shall not be required to violate any Requirements of Law, Court Order or obligation of confidentiality to which Andrews or any of its subsidiaries is subject in discharging obligations pursuant to this Section 8.1; and, provided further, however, that in no event will Andrews be under any obligation to disclose any information that is subject to attorney-client or similar privilege or to waive such privilege. In the event that Andrews does not provide access or information in reliance on the final proviso of the preceding sentence, Andrews shall provide notice to Partner that such access or information is being withheld and Andrews shall use commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Notwithstanding foregoing, neither Partner nor any of its officers, employees, agents or representatives shall have access to any personnel of the Business or any other businesses of Andrews or its subsidiaries without Andrews’s prior written consent, which shall not be unreasonably withheld. Partner agrees that: (A) such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Andrews and its subsidiaries; (B) all requests by Partner for access or availability pursuant to this Section 8.1 shall be submitted or directed exclusively to an individual to be designated by Andrews; and (C) Andrews and its Subsidiaries shall not be required to provide any books and records or reports based thereon that they do not maintain or prepare in the ordinary course of their business.

Section 8.2 Termination of Certain Intercompany Indebtedness and Accounts. At or prior to the Closing, Andrews shall, and shall cause each of its Affiliates to release, cancel, terminate or otherwise settle, in a manner Andrews deems to be tax-efficient and which is reasonably acceptable to Partner and without liability or obligation to any JV Entity Group Member, all intercompany indebtedness and non-trade accounts (other than ordinary course trade payables and receivables) owed to Andrews or any of its Affiliates with respect to the Business as of the Closing Date, to the extent relating to the Business.

Section 8.3 Consents of Third Parties; Governmental Approvals.

(a) During the period prior to the Closing Date, Andrews and Partner shall use their commercially reasonable efforts to secure any consents and approvals of any third party (including any Governmental Body) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that such action shall not include any requirement of any party to expend money, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body).

(b) Each of Partner and Andrews shall (i) permit the other to review in advance any proposed communication by such party to any Governmental Body relating to the subject matter of this Agreement, (ii) promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Body relating to such matters and (iii) provide to the other copies of all correspondence, filings or communications between it (or its advisors) and any such Governmental Body relating to this Agreement or any of the matters described in this Section 8.3(b), provided that such correspondence does not contain or reveal confidential information of Partner, the Andrews Parties or any of their respective Affiliates. Neither Partner nor Andrews shall agree to participate in any meeting with any Governmental Body (including via telephone or conference call) in respect of any filings, investigation or other inquiry unless it consults with the other in advance and, to the extent permitted by such Governmental Body, gives the other the opportunity to attend and participate at such meeting.

Section 8.4 Operations Prior to the Closing Date.

(a) Except (x) as set forth in Section 8.4 of the Disclosure Schedules or (y) with the written approval of Partner (which Partner agrees shall not be unreasonably withheld, conditioned or delayed), Andrews shall and shall cause the JV Entity and its subsidiaries to (i) operate and carry on the Business in the ordinary course and substantially as operated immediately prior to the date of this Agreement and (ii) use its commercially reasonable efforts to preserve intact, the assets, goodwill and business organization, keep available the services of the Business Employees, and to preserve the present business relationships of the Business including relationships with suppliers, contractors, licensors, customers, distributors and others having business relations with the Business.

(b) Notwithstanding Section 8.4(a), except (x) as set forth in Section 8.4 of the Disclosure Schedule, (y) as contemplated by this Agreement or (z) with the written approval of Partner (which Partner agrees shall not be unreasonably withheld, conditioned or delayed), Andrews shall not and shall cause the JV Entity and its subsidiaries not to (in each case, in respect of the Business):

(i) make any material change in the Business or the Transferred Assets, except such changes as may be required to comply with any applicable Requirements of Law;

(ii) purchase or otherwise acquire any assets or make any capital expenditures constituting Transferred Assets, in each case that are material, individually or in the aggregate, to the Business as a whole (other than (A) in the ordinary course of business consistent with past practice or (B) as required by any Governmental Body);

(iii) grant to any Business Employee any material increase in any compensation or benefits (excluding any arrangements that do not involve payments extending past the Closing Date), other than changes made in the ordinary course of business consistent with past practice or required pursuant to existing Contracts or applicable Requirements of Law;

(iv) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of their respective Affiliates in the ordinary course of business);

(v) make any change in any method of financial accounting or financial accounting policies, practices or procedures used by or with respect to the Business, other than such changes as are required by or necessary to comply with GAAP;

(vi) fail to manage its working capital in the ordinary course of business consistent with past practices (including (A) deferring, delaying or postponing the payment of accounts payable or other liabilities or obligations other than in the ordinary course of business consistent with past practices, (B) accelerating the collection of accounts receivable other than in the ordinary course of business consistent with past practices or (C) failing to manage or purchase inventory in the ordinary course of business consistent with past practices); provided, however, that notwithstanding anything in this Agreement to the contrary, on or prior to the Closing, the JV Entity and its subsidiaries shall be permitted to make distributions of cash or cash equivalents to Andrews or its Affiliates in Andrews’ sole discretion;

(vii) enter into or amend any collective bargaining agreement;

(viii) acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, association or other business organization or division thereof;

(ix) sell, transfer, license (other than granting non-exclusive licenses to customers in the ordinary course of business consistent with the past practices), abandon, or otherwise dispose of any assets (other than cash or cash equivalents) that are material, either individually or in the aggregate, to the Business or the Transferred Assets;

(x) materially adversely modify, amend or terminate any Business Agreement that constitutes a Transferred Asset;

(xi) amend or terminate the License Agreement or the Transition Services Agreement; or

(xii) agree to do any of the foregoing.

Section 8.5 Financial Assistance. Andrews and Partner shall, and shall cause each of their respective Affiliates to, use commercially reasonable efforts to cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by the other in connection with the arrangement of the Debt Financing or any alternative financing the parties may seek (in consultation with the other) on behalf of Merger Sub in order to consummate the Nathan Transaction, including: (a) preparing and furnishing all financial and pertinent information and disclosures regarding the Transferred Assets as may be reasonably requested by Partner as promptly as reasonably practicable (provided that Andrews shall not be responsible in any manner for providing the information relating to the proposed debt and equity capitalization that is required for any pro forma or projected financial information identified therein), (b) participating in a reasonable number of meetings, presentations, drafting sessions and sessions with rating agencies in connection with the Debt Financing, and assisting with the preparation of materials for rating agency presentations, lender presentations, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information about Andrews or its subsidiaries or the Transferred Assets) and similar documents required in connection with the Debt Financing; (c) assisting reasonably in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Partner with respect to the Transferred Assets and otherwise reasonably facilitating the pledging of collateral in respect of the Transferred Assets; (d) cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable, in connection with the Debt Financing; (e) using commercially reasonable efforts to ensure that the Transferred Assets are free and clear of all Encumbrances, except for Permitted Encumbrances; and (f) at least five Business Days prior to the Closing, providing all documentation and other information about the Transferred Assets that is reasonably requested by the Financing Sources and the Financing Sources reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, to the extent requested by Partner in writing at least ten Business Days prior to the Closing; provided, however, that nothing herein shall require (x) such cooperation to the extent it would interfere unreasonably with the business or operations of Andrews, (y) Andrews, Partner or any of their respective Affiliates to incur any liability (and in the case of the Company, to incur any liability prior to the Closing Date) (other than reasonable out-of-pocket costs which costs shall be reimbursable under Section 9.6) or (z) Andrews, Partner or the Company to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) that would be effective prior to the Closing Date. Section 9.6 shall apply to the reasonable out-of-pocket costs incurred by Andrews and Partner in connection with this Section 8.5.

Section 8.6 Notice of Certain Events; Updates to the Disclosure Schedule.

(a) During the period prior to the Closing Date, each party hereto shall, upon becoming aware of the existence of any such circumstance, event, condition or fact, promptly notify the other party hereto of the failure of Andrews, JV Entity, Partner or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of any party to effect the transaction contemplated by this Agreement not to be satisfied.

(b) From time to time prior to the Closing, Andrews may add or supplement any section of the Disclosure Schedule and deliver such updated version of the Disclosure Schedule to Parent on or prior to the Closing Date for the purpose of updating disclosures made therein to reflect any facts or matters (other than in respect of breaches of pre-Closing covenants of Andrews, breaches of any Contract by Andrews or any of its subsidiaries, violations of Requirements of Law by Andrews or any of its subsidiaries or matters giving rise to an action in tort against Andrews or any of its subsidiaries) occurring after the date hereof and on or prior to the Closing Date (such matters, the “Disclosed Additional Matters”), and, to the extent the Closing occurs, such Disclosed Additional Matters will be treated as if they had been included in the Disclosure Schedule as of the date hereof for the purpose of determining whether any JV Entity Group Member is entitled to indemnification for breach of any representation or warranty of Andrews pursuant to Section 12.1(a).

Section 8.7 Activities of Subsidiaries. During the period prior to the Closing Date, Andrews shall cause each of JV Entity, Nathan Intermediate and Nathan Merger Co. to refrain from engaging in any trade or business other than as contemplated by the Nathan Merger Agreement; provided, however, that the indirect and direct ownership by JV Entity and Nathan Intermediate, respectively, of equity interests in the Company and such entities’ management of the Company in connection therewith shall not be deemed to violate this Section 8.7.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1 Use of Names.

(a) Other than as set forth in Section 2.1(a)(iv) or pursuant to the License Agreement or the Transition Services Agreement, Andrews is not conveying ownership rights with respect to, or granting the JV Entity, the Company or any other Person a license to use, any of the Trademarks of any Andrews Party or any Affiliate of an Andrews Party (collectively, the “Retained Names and Marks”) and, after the Closing, none of the JV Entity, Nathan Merger Co. the Company or their respective Affiliates (other than the Andrews Parties and their respective Affiliates other than the JV Entity and its subsidiaries) shall use in any manner the Trademarks of any Andrews Party or any Affiliate of an Andrews Party (including the name “Allscripts”) or any word that is similar in sound or appearance to such Trademarks. In the event the JV Entity or any of its Affiliates violates any of its obligations under this Section 9.1, Andrews and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The JV Entity and the Company acknowledge that a violation of this Section 9.1 would cause Andrews and its Affiliates irreparable harm which may not be adequately compensated for by money damages. The JV Entity and the Company therefore agrees that in the event of any actual or threatened violation of this Section 9.1, each Andrews Party and their respective Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against the JV Entity or such Affiliate of the JV Entity to prevent any violations of this Section 9.1, without the necessity of posting a bond.

(b) From and after the Closing, none of the JV Entity, Nathan Merger Co., the Company or their respective Affiliates (other than the Andrews Parties and their respective Affiliates other than the JV Entity and its subsidiaries) shall use, without the prior written consent of Andrews, any of the Retained Names and Marks (or any Trademarks that are confusingly similar thereto) in any manner whatsoever, including in any (i) advertising or promotional materials or (ii) stationery, business cards, business forms and other similar items included in the Transferred Assets, in each case that contain anywhere thereon any of the Retained Names and Marks.

Section 9.2 Tax Matters.

(a) Liability for Taxes.

(i) Andrews shall be liable for and pay any and all Taxes imposed (A) on any Andrews Party for any taxable period or (B) with respect to the operation of the Business or the ownership or use of the Transferred Assets at or prior to the Closing; provided, however, that Andrews shall not be liable for or pay (i) Transfer Taxes described in Section 9.2(a)(iv) or (ii) any Taxes to the extent taken into account in calculating the Final Closing Net Working Capital Amount. Andrews shall be entitled to any refund of (or credit in lieu of any such refund) Taxes paid by Andrews, the JV Entity, Nathan Intermediate or the Company on or before the Closing Date or for which Andrews is liable and pays under this Agreement, net of any Taxes, costs or expenses imposed or incurred in connection with any such refund or credit; provided, however, that if following payment by any JV Entity Group Member to Andrews with respect to any such refund or credit it is determined that such refund or credit was improperly obtained, Andrews shall make a payment to the JV Entity equal to such refund or credit. The Company shall, and shall cause its Affiliates, at Andrews’ expense, to take such steps as may be reasonably available to secure any such refund or credit, including through the filing of amended Tax Returns. The Company shall inform Andrews shortly after the end of each calendar year as to whether any such refund or credit is, or with the taking of action would be, available.

(ii) The Company shall be liable for and pay any and all Taxes imposed with respect to the operation of the Business or the ownership or use of the Transferred Assets after the Closing. Except as otherwise provided herein, Company shall be entitled to any refund of (or credit for) Taxes for which it is liable under this Agreement. For the avoidance of doubt, this Section 9.2(a)(ii) shall not be interpreted as entitling any Andrews Group Member to indemnification for Taxes borne by such Andrews Group Member in its capacity as a holder of Common Units in the JV Entity.

(iii) For purposes of Sections 9.2(a)(i) and (ii), with respect to any Taxes imposed in part with respect to the operation of the Business or the use of the Transferred Assets at or prior to the Closing, and in part with respect to the operation of the Business or the use of the Transferred Assets after the Closing, such Taxes shall be allocated on a “closing of the books” basis as two partial periods, one ending at the time of the Closing and the other beginning immediately after the Closing; provided, however, that Taxes calculated on an annual basis without reference to income, receipts or payroll, such as property Taxes, shall be apportioned on a daily basis.

(iv) Notwithstanding anything herein to the contrary, the Company shall be liable for and pay any and all real property transfer or gains Taxes, sales Taxes, use Taxes, stamp Taxes, stock transfer Taxes or other similar Taxes imposed on the transactions contemplated by the Andrews Asset Assignment Agreement, the Andrews Equity Assignment Agreement, this Agreement (collectively, “Transfer Taxes”). For the avoidance of doubt, Transfer Taxes shall not include any income Taxes.

(b) Tax Returns.

(i) Andrews shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by an Andrews Party, the JV Entity, Nathan Intermediate or the Company with respect to the operation of the Business or the ownership or use of the Transferred Assets at or prior to the Closing and Andrews shall remit, or cause to be remitted, any Taxes shown to be due in respect of such Tax Returns. The Company shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company, the Business and the Transferred Assets, and, subject to Andrews’ indemnification obligations under this Agreement, the Company shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. Andrews or the Company shall pay the other party for the Taxes for which Andrews or the Company, respectively, is liable pursuant to Section 9.2(a) but which are payable with any Tax Return to be filed by the other party pursuant to this Section 9.2(b) upon the written request of the party entitled to payment, setting forth in reasonable detail the computation of the amount owed by Andrews or the Company, as the case may be, but in no event earlier than 10 Business Days prior to the due date for paying such Taxes, without regard to the aggregate indemnification limitations set forth in ARTICLE XII.

(ii) Neither the Company nor any Affiliate of the Company shall amend, re-file or otherwise modify any Tax Return of the Company relating in whole or in part to any Taxes for which Andrews is liable pursuant to this Agreement without the prior written consent of Andrews, which consent shall not be unreasonably conditioned, delayed or withheld.

(c) Contest Provisions.

(i) The Company shall promptly notify Andrews in writing upon receipt by the Company or any of its Affiliates (other than any Andrews Group Member) of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any Andrews Party or relating to a Tax for which Andrews may be liable pursuant to this Agreement; provided, however, that the failure to provide such notice shall not affect Andrews’ indemnification obligations under this Agreement except to the extent that Andrews is materially prejudiced thereby.

(ii) Andrews shall have the right to represent its interests and the interests of the Company or any of its Affiliates in any Tax audit or administrative or court proceeding (x) relating to any Andrews Group Member or (y) relating to a Tax for which Andrews may be liable pursuant to this Agreement, and to employ counsel of Andrews’s choice at Andrews’s expense; provided, however, that if such audit or administrative or court proceeding could materially impact the Taxes of the Company: (A) Andrews shall provide written notice to the Company of its election to represent the Company within 15 days of receiving notice of such audit or administrative or court proceeding, (B) the Company shall have the right to participate in such audit or administrative or court proceeding with its own counsel, (C) Andrews shall keep the Company reasonably informed regarding the status and progress of such audit or administrative or court proceeding, and (D) no such audit or administrative or court proceeding shall be settled without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Neither the Company nor any Affiliate of the Company shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes relating to any Andrews Group Member or relating to a Tax for which Andrews may be liable pursuant to this Agreement without the prior written consent of Andrews, which consent shall not be unreasonably conditioned, delayed or withheld.

(d) Assistance and Cooperation. After the Closing Date, each of Andrews and the Company shall (and cause their respective Affiliates to):

(i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 9.2(b);

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns that are required to be filed by or with respect to any Andrews Party, the Business or the Transferred Assets;

(iii) make available to the other and to any taxing authority as reasonably requested all information, records and documents relating to Taxes imposed with respect to the Business, the Transferred Assets or the Assumed Liabilities;

(iv) furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Tax for which such other party may be liable;

(v) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes; and

(vi) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Section 9.2.

(e) Tax Treatment. As soon as practicable following the Closing (but in no event later than 60 days following the Closing), each of Andrews, Partner, the JV Entity, Nathan Intermediate and the Company shall cooperate in filing or causing to be filed Internal Revenue Service Forms 8832 with respect to each of the JV Entity, Nathan Intermediate and the Company, pursuant to which each of the JV Entity, Nathan Intermediate and the Company elects to be classified as an association taxable as a corporation effective as of the Closing Date (collectively, the “Check the Box Elections”). The Check the Box Elections shall state that the election with respect to the JV Entity is deemed to occur immediately before the election with respect to Nathan Intermediate, and that the election with respect to Nathan Intermediate is deemed to occur immediately before the election with respect to Company. Each of Andrews, the JV Entity, Nathan Intermediate and the Company acknowledges and agrees that (a) Andrews Asset Assignment Transaction and the Andrews Equity Assignment Transactions are intended to be disregarded for federal income tax purposes and (ii) the Check the Box Elections and the transfers of the Andrews Investment Amount and the Partner Investment, as contemplated by Section 2.4 and Section 3.1, are intended to qualify as tax-free contributions described in Section 351(a) of the Code.

(f) Tax Attributes. Notwithstanding anything to the contrary in this Agreement, Andrews, Partner, the JV Entity and the Company agree that Andrews makes no representation, warranty, and provides no other assurance, with respect to the amount of any Tax Attributes of the Transferred Assets or the Assumed Liabilities in any period (or portion thereof) beginning after the Closing, or with respect to the availability to the Partner, the JV Entity, Nathan Intermediate or the Company in any period (or portion thereof) beginning after the Closing of any Tax Attributes.

Section 9.3 Employees and Employee Benefits.

(a) Offers of Employment. Not later than the Closing, the Company shall, or shall cause one or more of its Affiliates to, offer employment to all Business Employees (including all such employees on vacation, leave or other authorized absence), excluding all India Employees, to be effective as of a date not later than 60 days after the Closing Date (such effective date, the “Employment Date”), and on terms and conditions consistent with this Section 9.3 and applicable Requirements of Law. Each such Business Employee who accepts such an offer of employment and commences employment with the Company, and any India Employee who accepts an offer of employment from the Company pursuant to Section 9(b) of the Transition Services Agreement and commences employment with Company, is referred to herein as a “Transferred Employee”. For a period of at least one year following the Closing Date, each Transferred Employee shall be entitled to receive while in the employment of the Company or its Affiliates at least the same base compensation as was provided to such employee immediately prior to the Closing Date. Notwithstanding any provision herein to the contrary, neither the Company nor any of its Affiliates shall be obligated to continue to employ any Transferred Employee for any specific period of time following the Employment Date, subject to applicable law.

(b) Company Benefit Plans. For a period of at least one year following the Closing Date, the Company shall, or shall cause an Affiliate of the Company to, provide Transferred Employees with incentive compensation and employee benefit programs (including severance benefits) that are substantially comparable to those provided to similarly situated employees of the Company or its Affiliates (excluding the Andrews Parties), as applicable. The Company will, or will cause one of its Affiliates to, effective immediately following the Closing Date, establish or designate one or more qualified defined contribution plans (“Company’s DC Plans”) containing all provisions necessary for the acceptance of direct rollovers of “eligible rollover distributions” as defined in the Code that Transferred Employees are eligible to receive from the applicable Andrews Party’s defined contribution plans (“Andrews DC Plans”). The Company’s DC Plans will contain provisions to permit any such direct rollover to include the promissory note or notes representing any plan loans outstanding to such Transferred Employees under Andrews DC Plans on the date of the direct rollover, and the Company and Andrews will cooperate with each other to enable such direct rollovers to occur before any such loans become defaulted.

(c) Business Plans. Effective as of the Employment Date, except as otherwise specifically provided in this Agreement or the terms of a Business Plan, all Transferred Employees will cease any participation in, and any benefit accrual under, all Business Plans.

(d) Credit for Service. To the extent that service is relevant for purposes of eligibility and vesting (including, in order to calculate the amount of any vacation, sick days, gratuities and severance benefits, but not for purposes of defined benefit pension benefit accruals) under any retirement plan or other employee benefit plan, program or arrangement established or maintained by the Company or any of its Affiliates for the benefit of the Transferred Employees following the Employment Date, such plan, program or arrangement shall credit such Transferred Employees for service earned on and prior to the Employment Date with Andrews or any of its Affiliates or any of their respective predecessors to the extent credited under the comparable Business Plan, in addition to service earned with the Company or any of the Company’s Affiliates after the Employment Date; provided, however, nothing herein shall require the duplication of benefits.

(e) Preexisting Conditions; Coordination. Following the Employment Date, the Company shall, or shall cause its Affiliates to use commercially reasonable measures to, waive any waiting periods and actively at work requirements and any limitations on eligibility, enrollment and benefits relating to any preexisting medical conditions of Transferred Employees and their eligible dependents. Following the Employment Date, the Company shall use commercially reasonable measures to recognize, or shall cause its Affiliates to also recognize, for purposes of annual deductible and out of pocket limits under its medical and pharmacy plans (the “Company Plans”), deductible and out of pocket expenses paid by such Transferred Employees and their respective dependents under medical and pharmacy Business Plans in the calendar year in which the Employment Date occurs to the extent such Transferred Employees participate in any such Company Plans in such same calendar year.

(f) Paid-Time Off. Subject to the last sentence of this paragraph, the Company shall, or shall cause its Affiliates to, recognize and provide (i) all accrued but unused paid-time off of each Transferred Employee as set forth opposite such Transferred Employee’s name on Schedule 9.3(f) (as such amounts are increased or decreased in the ordinary course in accordance with Andrews’ policies governing the accrual of paid-time off between the date of this Agreement and the Employment Date) and (ii) with respect to any India Employee who becomes a Transferred Employee, all accrued but unused paid-time off of each India Employee as of the Employment Date to the extent accrued in the ordinary course in accordance with Andrews’ policies governing the accrual of paid-time off by India Employees, and neither Andrews nor its Affiliates shall have any obligation or liability to pay or provide any payments in respect of paid-time off for Transferred Employees on or after the Employment Date. With respect to any Transferred Employee for whom Andrews or any of its Affiliates are or become legally required under applicable Requirements of Law to make any payment for any earned but unused paid time off on the Employment Date, Andrews or its applicable Affiliate shall make such payment and the Company shall not assume such paid-time off.

(g) Flexible Spending Account Program. The Company shall, or shall cause its Affiliates to, establish or maintain a healthcare flexible spending account program and a dependent care flexible spending account program (the “Company FSA”) for each U.S. Business Employee that becomes a Transferred Employee who, in the portion of the calendar year on or prior to the Employment Date, contributed to the healthcare flexible spending account program or dependent care flexible spending account program, as applicable, maintained by Andrews or its Affiliates(the “Andrews FSA”). As of the Employment Date, the Company shall credit the applicable account of each such Transferred Employee under the Company FSA with an amount equal to the balance of such Transferred Employee’s account under the Andrews FSA immediately prior to such date. The Andrews Parties and the Company intend that the actions to be taken pursuant to this subparagraph be treated as an assumption by the Company of the portion of the Andrews FSA and the elections made thereunder attributable to such Transferred Employees. As soon as reasonably practicable after the Employment Date, the Andrews Parties shall determine the Aggregate Balance (as defined below) of the assumed flexible spending accounts and notify the Company of the amount of such Aggregate Balance in writing. The term “Aggregate Balance” means, as of the Employment Date, the aggregate amount of contributions that have been made to the applicable employees’ flexible spending accounts under the Andrews FSA by such Transferred Employees for the plan year in which the Employment Date occurs minus the aggregate amount of reimbursements that have been made from such Transferred Employees’ flexible spending accounts under the Andrews FSA to such Transferred Employees for the plan year in which the Employment Date occurs. If the Aggregate Balance is a negative amount, the Company shall pay such negative amount to the Andrews Parties as soon as practicable following the Company’s receipt of the written notice thereof. If the Aggregate Balance is a positive amount, the Andrews Parties shall pay such positive amount to the Company as soon as practicable following the Andrews Parties’ delivery to the Company of the written notice thereof. The Company shall assume and be solely responsible for all claims for reimbursement by Transferred Employees, whether incurred prior to, on or after the Employment Date, that have not been paid in full as of the Employment Date, which claims shall be paid pursuant to and under the terms of the Company FSA, and the Company shall indemnify and hold harmless Andrews and its Affiliates from any and all claims by or with respect to Transferred Employees for reimbursement under the Andrews FSA that have not been paid in full as of the Employment Date.

(h) COBRA. Following the Employment Date, the Company shall, or shall cause an Affiliate to, provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries who incur a “qualifying event” under a group health plan maintained by the Company or its Affiliates following the Closing, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”).

(i) WARN. On the Employment Date, the Andrews Parties shall provide to the Company a true and complete list, by date and location, of all Business Employees who experienced an employment loss within the 90-day period immediately preceding the Employment Date, and the Company shall be responsible for all liabilities or obligations under the WARN Act and similar state and local rules, statutes and ordinances resulting from the Closing or from the Company’s or JV Entity’s actions following the Closing.

(j) Workers’ Compensation Liabilities. The Andrews Parties shall retain all liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar law payable to or with respect to any current or former Business Employee with respect to claims incurred on or before the Closing Date. The Company or its

Affiliate shall be responsible for all liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar law to or with respect to Transferred Employees for claims incurred following the Closing Date. For purposes of this paragraph, a claim shall be deemed incurred on the date the injury on which the claim is based occurred.

Section 9.4 Restricted Stock Units.

(a) Stock-Based Awards. In the event that subsequent to the Closing Date any current or former employee of the Business becomes vested (in whole or in part) in any restricted stock units of Andrews or its Affiliates which were received by such employee in connection with the performance of services for an Andrews Party in respect of the Business (the “Andrews Stock-Based Awards”), Andrews and the Company agree and acknowledge that they shall report the vesting of the Andrews Stock-Based Awards in accordance with clause (b) below.

(b) Compensation Expense; Employment Taxes; Reimbursement. Upon the vesting of the Andrews Stock-Based Awards, Andrews (and not the Company or any of its Affiliates) shall (x) claim the compensation expense deduction associated with vesting measured by the fair market value of Andrews stock at the time of such vesting (the “Compensation Deduction”), (y) pay all employment and withholding Taxes resulting from such vesting and (z) file all Tax Returns related to the payment of such employment and withholding Taxes.

(c) If, upon the subsequent disposition of an audit or other examination by a Governmental Body (whether by settlement or otherwise), it is determined that a Compensation Deduction should properly have been reported by the Company or one of its Affiliates and not by Andrews, then:

(i) if necessary, Andrews shall notify the Company and shall provide the Company with adequate information so that it can reflect the Compensation Deduction on the appropriate Tax Returns;

(ii) the Company shall pay Andrews the amount of any Tax benefits realized by the Company or any of its Affiliates resulting from such Compensation Deduction to the extent the Tax liability of the Company and any of its Affiliates for the taxable year in which the Andrews Stock-Based Awards vested without taking the related Compensation Deductions into account is greater than the Tax liability of the Company and its Affiliates for the same taxable year taking the Compensation Deductions into account; and

(iii) notwithstanding the foregoing, the Company shall only be required to take steps to obtain such Tax benefit or to pay Andrews if, in the reasonable opinion of the Company’s Tax counsel, which counsel shall be reasonably acceptable to Andrews, the reporting of such Tax benefit is reasonably supportable by applicable law.

Section 9.5 Insurance; Risk of Loss. Andrews will keep insurance policies currently maintained in respect of the Business, the Transferred Assets and current or former employees of the Business, as the case may be, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. From and after the Closing Date, the Company shall be solely responsible for all insurance coverage and related risk of loss after the Closing Date, without regard to when the event giving rise to any such claim occurred, with respect to the Business, the Transferred Assets and current or former employees of the Business.

Section 9.6 Fees and Expenses. All transaction-related out-of-pocket fees, costs and expenses incurred on or after February 22, 2016 and prior to the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with ARTICLE XIII, in connection with (a) this Agreement and the transactions contemplated hereby (including in connection with the Andrews Asset Assignment Transaction and the Andrews Equity Assignment Transaction) and (b) the Nathan Merger Agreement and the transactions contemplated thereby (including the Debt Financing), but, in the case of each of clauses (a) and (b), for the avoidance of doubt excluding Transfer Taxes and Obligations (as defined in the Reimbursement Agreement, it being understood that Obligations shall be addressed in the Reimbursement Agreement), including the fees and disbursements of counsel, financial advisors, investment bankers and accountants, shall be borne 51% by Andrews and 49% by Partner. In the event the Closing does not occur and either Andrews or Partner has paid or pays more than its respective share of any such transaction-related out-of-pocket fees, costs and expenses, then the other party shall reimburse the over-paying party for the amount of such over-payment. Notwithstanding the foregoing, the parties agree that, if the Closing occurs, the parties hereto shall cause the JV Entity to promptly pay all such costs and expenses and promptly reimburse each of Andrews and Partner for such costs and expenses previously paid by Andrews or Partner, respectively.

Section 9.7 Accounts Receivable. All payments and reimbursements made by any third party in the name of or to an Andrews Party in connection with or arising out of or relating to the Transferred Assets (including accounts receivables) or the Assumed Liabilities, shall be held by such Andrews Party in trust for the benefit of the Company, and within 30 days after the end of the calendar month in which the relevant Andrews Party receives any such payment or reimbursement, such Andrews Party shall pay over to the Company the amount of such payment or reimbursement, together with all corresponding notes, documentation and information received in connection therewith. All payments and reimbursements made by any third party in the name of or to any JV Entity Group Member in connection with or arising out of or relating to the Excluded Assets (including accounts receivables) or the Excluded Liabilities, shall be held by such JV Entity Group Member in trust for the benefit of Andrews, and within 30 days after the end of the calendar month in which the relevant JV Entity Group Member receives any such payment or reimbursement, such JV Entity Group Member shall pay over to Andrews the amount of such payment or reimbursement, together with all corresponding notes, documentation and information received in connection therewith.

Section 9.8 Assignment Agreements. Andrews Parties shall not cause or permit the Asset Assignment Agreement or the Equity Assignment Agreement to be amended or cancelled or the transactions contemplated thereby to be rescinded under any circumstances without the prior written consent of Partner.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTNER

The obligations of Partner under this Agreement shall, at the option of Partner, be subject to the satisfaction or (to the extent permissible under applicable law) waiver, on or prior to the Closing Date, of the following conditions:

Section 10.1 Satisfaction of Partner Owner ECL Funding Conditions. The obligations to the conditions of the Partner Owners to fund the Commitment (as defined in the Partner Owner ECL) under the Partner Owner ECL shall have been satisfied.

ARTICLE XI

CONDITIONS PRECEDENT TO OBLIGATIONS OF ANDREWS

The obligations of Andrews under this Agreement shall, at the option of Andrews, be subject to the satisfaction or (to the extent permissible under applicable law) waiver, on or prior to the Closing Date, of the following conditions:

Section 11.1 Satisfaction of Andrews ECL Funding Conditions. The obligations to the conditions of Andrews to fund the Commitment (as defined in the Andrews ECL) under the Andrews ECL shall have been satisfied.

ARTICLE XII

INDEMNIFICATION

Section 12.1 Indemnification by Andrews.

(a) From and after the Closing, Andrews agrees to indemnify and hold harmless each JV Entity Group Member (including the Company) from and against any and all Losses and Expenses incurred, sustained or suffered by any JV Entity Group Member resulting from or arising out of:

(i) (A) any breach of any warranty or the inaccuracy of any representation contained in Article V this Agreement, or (B) the failure of any representation or warranty contained in Article V to have been true and correct as of the Closing Date, as though made at and as of the Closing Date (except for those representations and warranties that address matters only as of a specific date) and, for purposes of this clause (B), taking into account the operation of Section 8.6(b);

(ii) any breach by Andrews of, or failure by Andrews to perform or observe, any of its covenants, agreements or obligations contained in this Agreement that are required to be performed or observed by it entirely prior to the Closing (other than the covenants, agreements and obligations in Article II);

(iii) any breach by Andrews of, or failure by Andrews to perform or observe, any of its covenants, agreements or obligations (A) in Article II, or (B) contained in this Agreement that are required to be performed or observed by it in whole or in part at or after the Closing; and

(iv) any Excluded Liability.

Andrews agrees to cause each of the Andrews Managers, solely in his or her capacity as such, to abstain from voting on any and all matters relating to any indemnification claims pursuant to this Section 12.1(a) submitted to the Board (as defined in the JV Entity LLC Agreement) or any committee thereof (whether the consideration of such matter is taken at a meeting, by written consent or otherwise). In addition to any other remedy that Partner may have as a result of a failure by Andrews to comply with the foregoing obligation, Partner shall be entitled to exercise the rights of the JV Entity Group Members under this Section 12.1(a) independently, and without the consent, of any JV Entity Group Member or any other Person.

(b) The indemnification provided for in Section 12.1(a)(i) and (ii) shall survive the Closing and terminate on March 1, 2018 (and subject to the proviso at the end of this sentence no claims shall be made by any JV Entity Group Member under Section 12.1(a)(i) and (ii) thereafter); provided, however, notwithstanding the foregoing or anything else to the contrary in this Agreement, the indemnification provided for in Section 12.1(a)(i) with respect to breaches of or inaccuracies in Andrews Fundamental Representations and Warranties shall survive the Closing and terminate on the later of (x) the fourth anniversary of the Closing Date and (y) 60 days after the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof. The covenants, agreements and obligations described in, and the indemnification provided for in, Section 12.1(a)(iii) shall survive until performed in full in accordance with their respective terms.

(c) The indemnification provided for in Section 12.1(a)(iv) shall survive indefinitely.

(d) Notwithstanding anything to the contrary in this Agreement, if any JV Entity Group Member has given a Claim Notice to Andrews in accordance with the requirements of Section 12.3 on or prior to the date on which any representation, warranty, covenant, agreement, obligation or indemnification would otherwise terminate in accordance with this Section 12.1, such representations, warranties, covenants, agreements, obligations and indemnification shall continue and survive with respect to the claims set forth in such Claim Notice until the liability of Andrews shall have been finally determined pursuant to this ARTICLE XII, and Andrews shall have reimbursed all JV Entity Group Members for the full amount of such Losses and Expenses that are payable with respect to such claims in accordance with this ARTICLE XII.

Section 12.2 Indemnification by Partner, the JV Entity and the Company.

(a) From and after the Closing, Partner agrees to indemnify and hold harmless each JV Entity Group Member from and against any and all Losses and Expenses incurred, sustained or suffered by such JV Entity Group Member resulting from or arising out of:

(i) any breach of any warranty or the inaccuracy of any representation of Partner contained in this Agreement; and

(ii) any breach by Partner of, or failure by Partner to perform or observe, any of its covenants, agreements or obligations contained in this Agreement.

Partner agrees to cause each of the GI Managers, solely in his or her capacity as such, to abstain from voting on any and all matters relating to any indemnification claims pursuant to this Section 12.2(a) submitted to the Board (as defined in the JV Entity LLC Agreement) or any committee thereof (whether the consideration of such matter is taken at a meeting, by written consent or otherwise). In addition to any other remedy that Andrews may have as a result of a failure by Partner to comply with the foregoing obligation, Andrews shall be entitled to exercise the rights of the JV Entity Group Members under this Section 12.2(a) independently, and without the consent, of any JV Entity Group Member or any other Person.

(b) From and after the Closing, each of the JV Entity and the Company agrees, jointly and severally, to indemnify and hold harmless each Andrews Group Member from and against any and all Losses and Expenses incurred, sustained or suffered by such Andrews Group Member resulting from or arising out of:

(i) any Assumed Liability;

(ii) any breach by the JV Entity or its subsidiaries of, or failure by such Persons to perform or observe, any of their respective covenants, agreements or obligations contained in this Agreement to be performed or observed by it at or after the Closing; and

(iii) any breach of any warranty or the inaccuracy of any representation of the JV Entity contained in this Agreement.

(c) The indemnification provided for in Sections 12.2(a) and Section 12.2(b) (excluding Section 12.2(b)(i), which shall survive indefinitely) shall survive the Closing and terminate on March 1, 2018 (and no claims shall be made by any Andrews Group Member under Sections 12.2(a) or (b) thereafter); provided, however, notwithstanding the foregoing or anything else to the contrary in this Agreement the indemnification provided in Section 12.2(a)(ii) and 12.2(b)(ii) with respect to any covenants, agreements or obligations which by their terms extend beyond the Closing, shall survive the Closing until fully performed in accordance with their respective terms.

(d) Notwithstanding anything to the contrary in this Agreement, if any Andrews Group Member has given a Claim Notice to the JV Entity or Partner, as applicable, in accordance with the requirements of Section 12.3 on or prior to the date on which any representation, warranty, covenant, agreement, obligation or indemnification right would otherwise terminate in accordance with this Section 12.2, such representation, warranties, covenants, agreements, obligations and indemnification rights shall continue and survive with respect to the claims set forth in such Claim Notice until the liability of the JV Entity or Partner, as applicable, shall have been finally determined pursuant to this ARTICLE XII, and the JV Entity or Partner, as applicable, shall have reimbursed all Andrews Group Members for the full amount of such Losses and Expenses that are payable with respect to such claims in accordance with this ARTICLE XII.

(e) From and after the Closing, the JV Entity agrees to indemnify and hold harmless each Partner Group Member from and against any and all Losses and Expenses incurred, sustained or suffered by such Partner Group Member resulting from or arising out of:

(i) any breach by the JV Entity or its subsidiaries of, or failure by such Persons to perform or observe, any of their respective covenants, agreements or obligations contained in this Agreement to be performed or observed by it at or after the Closing; and

(ii) any breach of any warranty or the inaccuracy of any representation of the JV Entity contained in this Agreement.

(f) The indemnification provided for in Section 12.2(e) shall survive the Closing and terminate on March 1, 2018 (and no claims shall be made by Partner under

Section 12.2(e) thereafter); provided, however, notwithstanding the foregoing or anything else to the contrary in this Agreement the indemnification provided in 12.2(e)(i) with respect to any covenants, agreements or obligations which by their terms extend beyond the Closing, shall survive the Closing until fully performed in accordance with their respective terms.

Section 12.3 Notice of Claims. Any Partner Group Member, JV Entity Group Member or Andrews Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give the party who is or may be obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder (to the extent then known) and shall include in such Claim Notice (to the extent then estimable) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

Section 12.4 Determination of Amount.

(a) In calculating any Loss or Expense, such amounts shall be calculated on an After-Tax Basis and shall be reduced by the net amount of any third-party insurance, indemnification or other proceeds (after deducting therefrom the full amount of the expenses incurred in procuring such recovery (including, in the case of insurance proceeds, any deductible or self-insured retention amount)) actually recovered by the Indemnified Party in respect of such Losses and Expenses under any insurance policy or other contract, agreement or undertaking. An Indemnified Party shall use commercially reasonable efforts to make such recoveries (which, for the avoidance of doubt, the parties hereto agree shall not require the Indemnified Party initiate or maintain any lawsuit).

(b) After the giving of any Claim Notice pursuant to Section 12.3, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE XII shall be determined by any of the following methods: (i) written agreement between the Indemnified Party and the Indemnitor; (ii) a final judgment or decree of any court of competent jurisdiction in accordance with Section 14.3; or (iii) any other means to which the Indemnified Party and the Indemnitor shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c) The Company and Andrews agree to report each indemnification payment made in respect of a Loss or Expense as an adjustment to the value of the Transferred Assets and the Assumed Liabilities for federal income Tax purposes.

(d) Except for the representation of Andrews set forth in the first sentence of Section 5.6, the representations and warranties of the parties set forth herein shall be deemed to not be qualified by, and shall be interpreted without giving effect to, any limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” for the sole purpose of determining the amount of Losses and Expenses subject to indemnification under this Article XII (but not for determining whether or not any breach of any warranty or inaccuracy in any representation has occurred).

Section 12.5 Third Person Claims.

(a) If any Indemnified Party receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any Action (any such claim or Action being referred to herein as a “Third Person Claim”) with respect to which another party hereto is or may be obligated to provide indemnification hereunder, the Indemnified Party shall promptly provide the Indemnitor with a Claim Notice with respect to such Third Person Claim; provided, however, that the failure to provide such notice shall not relieve the obligation of the Indemnitor to provide indemnification hereunder, except to the extent the defense of such Third Person Claim by the Indemnitor is materially prejudiced by such failure. The parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Person Claim and to make available to the other party all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating thereto as is reasonably required by the other party.

(b) Except with respect to any Special Claim (as defined below) or a Tax contest (which shall be handled pursuant to Section 9.2(c)), the Indemnitor shall have 60 days after receipt of the Claim Notice (unless the claim or Action requires a response before the expiration of such 60-day period, in which case the Indemnitor shall have until the date that is 10 days before the required response date) to acknowledge (in writing) that the Indemnitor may be obligated to indemnify the Indemnified Party in respect of any Losses and Expenses payable hereunder in respect of such claim to the extent ultimately adversely determined, subject to the limitations set forth in this ARTICLE XII (provided that such limitations shall not apply to Indemnitor’s Expenses in connection therewith, all of which such expenses shall be the sole responsibility of Indemnitor), and undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnitor in connection therewith; provided, that: (i) the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnitor (provided that the fees and expenses of such counsel shall not be borne by the Indemnitor or constitute Expenses); and (ii) the Indemnitor shall not pay, compromise or settle any Third Person Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed if the Indemnitor is paying a majority of the amount of such payment, settlement or compromise or in the Indemnified Party’s sole discretion if not) unless the proposed payment, compromise or settlement (A) involves solely the payment of money damages by the Indemnitor, (B) includes, as an unconditional term of such payment, compromise or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Party from any liabilities or obligations with respect to such claim, (C) does not impose any restriction on the Indemnified Party or any injunctive or other equitable relief against the Indemnified Party, and (D) does not include or require a finding or admission of any wrongdoing. So long as the Indemnitor continues to defend the Third Person Claim in good faith, the Indemnified Party shall not pay, compromise or settle such claim without the Indemnitor’s written consent, which consent shall not be unreasonably withheld or delayed. For purposes of this Agreement, “Special Claim” shall mean any Third Person Claim that (i) involves any reasonable possibility of criminal liability or an action by any Governmental Body, in each case, primarily involving the Business (as opposed to other businesses of Andrews), (ii) seeks as a remedy the imposition of a material equitable remedy that would reasonably be expected to be binding on the Indemnified Party or (iii) if determined adversely, would likely result in the Indemnified Party(ies) bearing a majority of the reasonably foreseeable Losses and Expenses (after taking into account the limitations in this ARTICLE XII).

(c) If the Indemnitor does not notify the Indemnified Party in writing within 60 days after receipt of the Claim Notice (or before the date that is 10 days before the required response date, if the claim or Action requires a response before the expiration of such 60-day period), that it acknowledges that it may be obligated to indemnify the Indemnified Party in respect of any Losses and Expenses payable hereunder in respect of such claim to the extent ultimately adversely determined, subject to the limitations set forth in this ARTICLE XII, and elects to undertake the defense of any Third Person Claim described therein in the manner provided in Section 12.5(b), or if the Third Person Claim involves a Special Claim, the Indemnified Party shall have the right to contest, settle or compromise, through counsel of its own choosing (reasonably acceptable to the Indemnitor), the Third Person Claim at the expense of the Indemnitor; provided, however, that the Indemnified Party shall not pay, compromise or settle any Third Person Claim without the Indemnitor’s prior written consent (not to be unreasonably withheld, conditioned or delayed if the Indemnified Party is paying a majority of the amount of such payment, settlement or compromise or in the Indemnitor’s sole discretion if not); provided further, however, that the Indemnitor shall be entitled to participate in such settlement or defense through counsel chosen by the Indemnitor at Indemnitor’s expense.

Section 12.6 Limitations.

(a) Andrews shall not be obligated to indemnify or hold the JV Entity Group Members harmless with respect to any Losses or Expenses under Section 12.1(a)(i) or Section 12.1(a)(ii) unless and until the aggregate amount of all Losses and Expenses suffered, sustained or incurred by JV Entity Group Members with respect to all matters for which indemnification is to be provided under Section 12.1(a)(i) or Section 12.1(a)(ii), exceeds $3.0 million (the “Deductible”) (it being understood that such amount shall be a deductible for which Andrews shall bear no indemnification responsibility).

(b) The aggregate amount required to be paid by Andrews pursuant to Section 12.1(a)(i) and Section 12.1(a)(ii) shall not exceed $22.5 million (the “Cap”).

(c) Notwithstanding anything to the contrary in this Agreement, the Deductible and the Cap shall not apply to Losses and Expenses resulting from or arising out of (i) any willful breach of any covenant, agreement or obligation or (ii) the breach or inaccuracy of any of the Andrews Fundamental Representations and Warranties.

(d) Notwithstanding anything to the contrary in this ARTICLE XII, in no event shall the aggregate amount to be paid by Andrews pursuant to Section 12.1(a) exceed $300 million.

(e) In any case where an Indemnified Party recovers from third Persons any amount in respect of any Losses or Expenses with respect to which an Indemnitor has indemnified it pursuant to this ARTICLE XII, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered in respect of such Losses and Expenses (after deducting therefrom the full amount of the expenses incurred by such Indemnified Party in procuring such recovery (including, in the case of insurance proceeds, any deductible or self-insured retention amount)), but not in excess of the amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such Losses and Expenses.

(f) EXCEPT AS SET FORTH IN SECTION 12.6(i), (I) IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE XII FOR (X) ANY PUNITIVE DAMAGES OR (Y) (1) ANY DAMAGES RESULTING FROM OR ARISING OUT OF ANY BREACH OF ANY WARRANTY OR THE INACCURACY OF ANY REPRESENTATION CONTAINED IN THIS AGREEMENT WHICH (A) WOULD NOT, AS OF THE DATE HEREOF, BE THE REASONABLY FORESEEABLE RESULT OF A BREACH OF SUCH WARRANTY OR INACCURACY OF SUCH REPRESENTATION OF THE NATURE GIVING RISE TO THE RELEVANT INDEMNIFIABLE EVENT OR (B) WERE NOT PROXIMATELY CAUSED BY THE RELEVANT INDEMNIFIABLE EVENT OR (2) ANY DAMAGES (OTHER THAN THOSE RESULTING FROM OR ARISING OUT OF ANY BREACH OF ANY WARRANTY OR THE INACCURACY OF ANY REPRESENTATION CONTAINED IN THIS AGREEMENT) WHICH ARE NOT THE REASONABLY FORESEEABLE RESULT OF THE RELEVANT INDEMNIFIABLE EVENT OR WERE NOT PROXIMATELY CAUSED BY THE RELEVANT INDEMNIFIABLE EVENT, EXCEPT TO THE EXTENT ANY SUCH DAMAGES DESCRIBED IN THE FOREGOING CLAUSES (X) AND (Y) ARE FINALLY DETERMINED TO BE PAYABLE AND ACTUALLY PAID TO A THIRD PARTY IN RESPECT OF A THIRD PERSON CLAIM IN ACCORDANCE WITH THE TERMS OF THIS ARTICLE XII, AND (II) WITH RESPECT TO THE INDEMNITIES PROVIDED UNDER SECTIONS 12.1(a)(iv) AND 12.2(b)(i), IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES OR PROFITS, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE FINALLY DETERMINED TO BE PAYABLE AND ACTUALLY PAID TO A THIRD PARTY IN RESPECT OF A THIRD PERSON CLAIM IN ACCORDANCE WITH THE TERMS OF THIS ARTICLE XII.

(g) Except (i) for remedies arising under the JV Entity Ancillary Agreements, Company Ancillary Agreements, Partner Ancillary Agreements and Andrews Ancillary Agreements (which remedies shall be governed exclusively by the terms thereof and shall not be limited by the terms of this Agreement), (ii) as set forth in Section 12.6(i) and (iii) injunctive and provisional relief (including specific performance), if the Closing occurs, this ARTICLE XII shall be the sole and exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement) or otherwise in respect of the transactions contemplated hereby. For the avoidance of doubt, no remedy related to or arising from any breach of any JV Entity Ancillary Agreement, Company Ancillary Agreement, Partner Ancillary Agreement or Andrews Ancillary Agreement shall be available under this ARTICLE XII. Subject to Section 12.6(i), the parties may not avoid the limitations on liability, recovery and recourse set forth in this ARTICLE XII by seeking damages for breach of contract, tort or pursuant to any other theory or liability. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the JV Entity, the Company, Partner or any Andrews Party, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby; provided, however, in the event that the Andrews Investment or the Partner Investment occurs prior to the Nathan Transaction and the Nathan Transaction fails to be consummated for any reason whatsoever and the Nathan Merger Agreement is terminated, the parties hereto agree that concurrently with the termination of the Nathan Merger Agreement, (I) JV Entity shall return to Andrews and Partner the Andrews Investment Amount and the Partner Investment Amount, respectively, to the extent paid to JV Entity prior to such time, (II) Andrews LLC and Partner shall return to JV Entity the JV Entity LLC Agreement, and the Common Units (other than the Common Units issued to Andrews LLC in exchange for the Initial JV Membership Interest) and Preferred Units purchased hereby shall, without any further action by any party, automatically be cancelled and deemed returned to JV Entity, and (IV) other than the obligations set forth in clauses (I) and (II) of this proviso, the parties shall have no further obligations under this Agreement and Andrews and Partner shall have no rights, title or interest in or to the Andrews Units (other than the Common Units issued to Andrews LLC in exchange for the Initial JV Membership Interest, which shall be retained by Andrews LLC) or the Partner Units, respectively. Notwithstanding anything to the contrary in this Agreement, (x) Andrews shall not be required to indemnify any JV Entity Group Member for any Losses to the extent the liability underlying such Losses was included as a current liability in the computation of the Final Closing Net Working Capital Amount and (y) it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under this Agreement, and this Agreement shall be construed accordingly.

(h) In the event it is finally determined that any JV Entity Group Member is entitled to be indemnified pursuant to this Article XII for any Losses or Expenses, such Losses and/or Expenses shall be paid by the Indemnitor to the JV Entity. Andrews may, at its option, satisfy any indemnification obligation for Losses hereunder (other than pursuant to Section 12.1(a)(iv)) in excess of the first $22,500,000 of Losses payable by Andrews under this Article XII (other than pursuant to Section 12.1(a)(iv), in whole or in part, by surrendering a number of Common Units with a value equal to the amount of all or such part of such indemnification obligation (based on the Fair Market Value (as defined in the JV Entity LLC Agreement) of such equity as of the time of surrender).

(i) Nothing in this ARTICLE XII shall operate to limit the liability of Andrews to the JV Entity Group Members in the event Andrews is finally determined by a court of competent jurisdiction to have committed actual fraud with specific intent to deceive any JV Entity Group Member with respect to the representations and warranties expressly made herein.

Section 12.7 Mitigation. Each of the parties shall take commercially reasonable steps to mitigate their respective Losses and Expenses that are indemnifiable hereunder.

Section 12.8 No Right of Contribution. None of the JV Entity Group Members shall have any claim or right to contribution or indemnity (including under any provision of any certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, operating agreement or other organizational documents, any indemnification or similar agreement or otherwise) from any Andrews Group Member or any Partner Group Member with respect to any Losses or Expenses or claims for indemnification pursuant to this Article XII required to be paid by any JV Entity Group Member or other amounts required to be paid by any JV Entity Group Member pursuant to this Agreement. None of the Andrews Group Members shall have any claim or right to contribution or indemnity (including under any provision of any certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, operating agreement or other organizational documents, any indemnification or similar agreement or otherwise) from any JV Entity Group Member (including the Company) or Partner Group Member with respect to any Losses or Expenses or claims for indemnification pursuant to this Article XII required to be paid by any Andrews

Group Member or other amounts required to be paid by any Andrews Group Member pursuant to this Agreement. None of the Partner Group Members shall have any claim or right to contribution or indemnity (including under any provision of any certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, operating agreement or other organizational documents, any indemnification or similar agreement or otherwise) from any JV Entity Group Member (including the Company) or Andrews Group Member with respect to any Losses or Expenses or claims for indemnification pursuant to this Article XII required to be paid by any Partner Group Member or other amounts required to be paid by any Partner Group Member pursuant to this Agreement.

Section 12.9 No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, each Andrews Group Member hereby agrees that it will not, and shall not be entitled to, make any claim for indemnification against the JV Entity or the Company in respect of any Losses or Expenses for which Andrews is obligated to indemnify any JV Entity Group Member pursuant to Section 12.1(a)(i) or (ii).

ARTICLE XIII

TERMINATION

Section 13.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Partner and Andrews; or

(b) by Partner or Andrews by written notice to the other if the Nathan Merger Agreement has been terminated in accordance with its terms.

Section 13.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 13.1 shall give written notice of such termination to the other party to this Agreement.

Section 13.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE XIII, this Agreement shall forthwith become void and no further force or effect whatsoever and there shall be no further liabilities or obligations of the parties under this Agreement (other than with respect to this Section 13.3 (Effect of Termination), Section 9.6 (Fees and Expenses), and ARTICLE XIV (Miscellaneous), which provisions shall each survive such termination); provided, however, that nothing in this Section 13.3 shall relieve any party from any liability under the Reimbursement Agreement.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Survival of Representations, Warranties, Covenants, Agreements and Obligations. Subject to Section 12.6(i), the representations, warranties, covenants, agreements and obligations contained in this Agreement shall survive the Closing for the same period during which an indemnification claim is permitted to be made pursuant to ARTICLE XII, after which time such representations, warranties, covenants, agreements and obligations shall terminate (except for those that survive indefinitely) and the parties shall have no rights or remedies thereafter with respect to any breach of such representations, warranties, covenants, agreements and obligations.

Section 14.2 Confidential Nature of Information. Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence pursuant to the Confidentiality Agreement, which Confidentiality Agreement shall terminate at Closing. From and after the Closing, each of Partner, the JV Entity and the Company agrees that each such Person will keep confidential and will not disclose or divulge, or, other than in connection with its business relationship with Andrews and without disclosing or divulging such information to any party other than Andrews or its subsidiaries expect as permitted by this Section 14.2, use for any purpose, any information obtained from Andrews or any of its subsidiaries (other than the JV Entity or its subsidiaries) (such information, the “Andrews Information”), unless such information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 14.2 by such Person or its controlled Affiliates), (b) is or has been independently developed or conceived by such Person without use of the Andrews Information, or (c) is or has been made known or disclosed to such Person by a third party without a breach of any obligation of confidentiality such third party may have to Andrews or its subsidiaries (other than the JV Entity or its subsidiaries); provided, however, that each of Partner, the JV Entity or the Company may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with matters related to Andrews; (ii) as may otherwise be required by law, provided that such Person promptly notifies Andrews of such disclosure and takes reasonable steps to avoid or minimize the extent of any such required disclosure and, in the absence of a protective order, provided, further, that such Person discloses only so much of such information to the Person requiring disclosure as is required; or (iii) in satisfaction of requests for information in connection with a routine examination by a governmental regulatory authority having jurisdiction over the Partner, the JV Entity or the Company or their respective Affiliates, as applicable, that is not specifically targeted at Andrews or the Andrews Information, provided that such Person shall advise the governmental regulatory authority of the confidential nature of such information. Notwithstanding anything to the contrary herein, the obligations of Partner, the JV Entity and the Company, from and after the Closing, pursuant to this Section 14.2, shall not apply to, and the following shall not constitute Andrews Information: (w) any information that relates exclusively to the Business; (x) any information constituting a Transferred Asset; (y) any information provided under the License Agreement (which information shall be governed by the terms of the License Agreement); or (z) any information provided under the Transition Services Agreement (which information shall be governed by the terms of the Transition Services Agreement).

Section 14.3 Governing Law; Submission to Jurisdiction. Except as otherwise expressly set forth in this Agreement, all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement or the transactions contemplated thereby may be brought against any of the parties only in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any Delaware State court or, to the extent permitted by Requirements of Law, any Federal court of the United States of America, sitting within the State of Delaware), and, except as otherwise expressly set forth in this Agreement, each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Notwithstanding the foregoing, the parties hereby further agree that, (i) the Debt Commitment Letters and the performance thereof by the Financing Sources shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof and (ii) it will not bring any legal proceeding, whether in Requirements of Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Requirements of Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 14.4 Waiver of Jury Trial. Each party hereby expressly waives any right to trial by jury in any dispute, whether sounding in contract, tort or otherwise, between the parties hereto arising out of or related to the transactions contemplated by this Agreement or any of the Andrews Ancillary Agreements, Company Ancillary Agreements or Partner Ancillary Agreements, or any other instrument or document executed or delivered in connection herewith or therewith and agrees that such waiver shall extend to the Financing Sources. Any party hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 14.5 Costs and Attorneys’ Fees. Subject to the limitations set forth herein, in the event that any Action is instituted concerning or arising out of this Agreement, the prevailing party shall recover from the other party all of such prevailing party’s reasonable out-of-pocket fees, costs and expenses (including attorneys’ fees) incurred in connection with each and every such Action, including any and all appeals and petitions therefrom.

Section 14.6 No Public Announcement. None of the JV Entity, the Company, Partner or Andrews shall, without the approval of the others, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Requirements of Law, in which case the other parties shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures (a) necessary to implement the provisions of this Agreement or to comply with the accounting and the SEC disclosure obligations or the rules of any stock exchange or (b) with public stockholders and/or analysts in the ordinary course of business for a transaction of the type contemplated by this Agreement; provided, however, that, to the extent reasonably practical and subject to Requirements of Law, Andrews shall provide Partner with drafts of any such written communications or disclosures a reasonable time prior to filing or publication in order to allow Partner an opportunity to provide comments on such communication or disclosure to the extent referencing the JV Entity or the Company and Andrews shall reasonably consider in good faith such comments provided by Partner.

Section 14.7 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, by facsimile or electronic mail or when sent by registered or certified mail (postage prepaid, return receipt requested) or by an internationally recognized overnight courier service addressed as follows:

If to Partner, to:

GI Manager L.P.

188 The Embarcadero, 7th Floor

San Francisco, CA 94105

Attention: David Smolen

Email: David.Smolen@gipartners.com

Facsimile: (415) 688-4801

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

695 Town Center Drive, Seventeenth Floor

Costa Mesa, CA 92626-1924

Attention: William Simpson and Brandon Howald

Email: billsimpson@paulhastings.com;

brandonhowald@paulhastings.com

Facsimile: (714) 979-1921

If to Andrews, to:

c/o Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, IL 60654

Attention: General Counsel

Facsimile: 919-800-6051

Email: brian.farley@allscripts.com

Phone: 312-447-2400

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Facsimile: 312-853-7036

Attention: Gary Gerstman and Seth Katz

Email: ggerstman@sidley.com;

skatz@sidley.com

or to such other address as such party may indicate by a notice delivered to the other party hereto. Any notices or other communications required or permitted hereunder to the JV Entity or the Company shall be delivered to both Partner and Andrews in accordance with the foregoing provisions of this Section 14.7.

Section 14.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other parties to this Agreement; provided, however, notwithstanding the foregoing, at or following the Closing, the Company may, without obtaining the consent of any party hereto, assign any of its rights and/or obligations under this Agreement to its lenders as collateral security.

Section 14.9 Access to Records after Closing.

(a) For a period of six years after the Closing Date, Andrews and its representatives shall have reasonable access to all of the books and records of the Business to the extent that such access may reasonably be required by Andrews in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by the Company upon receipt of reasonable advance notice and during normal business hours. Andrews shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 14.9(a). If the Company shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Company shall, prior to such disposition, give Andrews a reasonable opportunity, at Andrews’s expense, to segregate and remove such books and records as Andrews may select.

(b) For a period of six years after the Closing Date, the Company and its representatives shall have reasonable access to all of the books and records relating to the Business which Andrews or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Andrews and its Affiliates upon receipt of reasonable advance notice and during normal business hours. The Company shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 14.9(b). If Andrews or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Andrews shall, prior to such disposition, give the Company a reasonable opportunity, at the Company’s expense, to segregate and remove such books and records as the Company may select.

Section 14.10 Entire Agreement; Amendments. This Agreement, the exhibits and schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto (including the letter agreement, dated February 23, 2016, by and between Andrews and GI GP IV LLC). Subject to applicable Requirements of Law and subject to Section 14.17, this Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Article XIII, Section 14.3, Section 14.4, the final proviso of Section 14.8, this Section 14.10, Section 14.11, Section 14.18, and Section 14.19 (and the related definitions used in those sections and any other provisions of this Agreement to the extent a modification or waiver thereof would serve to modify the substance or provisions of such Sections) may not be amended, waived or otherwise modified in a manner that impacts or is adverse in any material respect to any Financing Sources without the prior written consent of such Financing Sources.

Section 14.11 Interpretation. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The Disclosure Schedule delivered pursuant to this Agreement shall be in writing and arranged in sections, subsections and paragraphs corresponding to the numbered and lettered sections, subsections and paragraphs of the Agreement. Any fact or item disclosed in any section of the Disclosure Schedule shall be deemed to have been disclosed with respect to (a) the representations and warranties contained in the corresponding section, subsection or paragraph of this Agreement and (b) all other applicable representations or warranties contained in this Agreement if the applicability of such disclosure to any other applicable representation or warranty would be reasonably apparent on its face to a Person reviewing the Disclosure Schedule, regardless of whether an explicit reference to such other representation or warranty is made. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section of the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any section of the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.

Section 14.12 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of the party granting such waiver. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach, not shall any single or partial exercise of any rights, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 14.12.

Section 14.13 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 14.14 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 14.15 Further Assurances.

(a) Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Requirements of Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

(b) Without limiting the generality of the foregoing, from time to time following the Closing, Andrews shall execute and deliver, or cause to be executed and delivered, to the Company such other instruments of conveyance and transfer as the Company may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, the Company and put the Company in possession of, any part of the Transferred Assets, including with respect to any asset held by any Affiliate of Andrews that would be a Transferred Asset hereunder if owned by an Andrews Party as of the Closing Date; provided, however, that Section 2.2 shall govern with respect to approvals, consents and waivers required in connection with the transfer of Contracts, warranties and Purchase Orders. From time to time following the Closing, the Company shall execute and deliver, or the JV Entity or the Company shall cause to be executed and delivered, to Andrews such other instruments of assumption as Andrews may reasonably request or as may be otherwise necessary to evidence the assumption by the Company of the Assumed Liabilities.

Section 14.16 Disclaimer of Warranties. Andrews makes no representations or warranties with respect to any projections, forecasts or other forward-looking information provided to Partner, the JV Entity or the Company. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, ANDREWS DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS WHETHER EXPRESS OR IMPLIED WITH RESPECT TO THE TRANSFERRED ASSETS OR THE COMPANY EQUITY INTERESTS (INCLUDING ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ANDREWS ASSET

ASSIGNMENT AGREEMENT OR THE ANDREWS EQUITY ASSIGNMENT AGREEMENT, WHICH ARE HEREBY SUPERSEDED). Each of the Company, the JV Entity and Partner acknowledges that, except for the representations and warranties of Andrews set forth in ARTICLE V, neither Andrews nor any of its representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Andrews or its representatives to Partner, the JV Entity or the Company or any other information which is not included in this Agreement, and, except as provided in ARTICLE XII (and without limiting the effect of Section 12.6(i)) , neither Andrews nor any of its representatives or any other Person will have or be subject to any liability to the Company, the JV Entity, Partner, any Affiliate of the Company, the JV Entity or Partner or any other Person (except as expressly set forth in a written agreement entered into between Andrews and such Person following the date hereof) resulting from (a) the distribution of any such information to, or use of any such information by, the Company, the JV Entity, Partner, any Affiliate of the Company, the JV Entity or Partner or any of their agents, consultants, accountants, counsel or other representatives or (b) any errors in or omissions from any such information. Each of the Company, the JV Entity and Partner acknowledges and agrees that it is not entitled to rely upon any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement (or in any Andrews Ancillary Agreement (other than the Andrews Asset Assignment Agreement or the Andrews Equity Assignment Agreement), JV Entity Ancillary Agreement, Company Ancillary Agreement (other than the Andrews Asset Assignment Agreement or the Andrews Equity Assignment Agreement) or Partner Ancillary Agreement).

Section 14.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, the parties shall be entitled, in addition to any other remedy to which any party may be entitled at law or in equity, to an injunction or injunctions or other relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in each case without the requirement of posting a bond or proving actual damages (which requirements the other parties hereby waive).

Section 14.18 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the Indemnified Parties under ARTICLE XII and (b) the Financing Sources with respect to any liability cap or other limitation on remedies or damages in this Agreement that are for the benefit of Partner, ARTICLE XIII, Section 14.3, Section 14.4, the final proviso of Section 14.8, Section 14.10, Section 14.12, this Section 14.18, and Section 14.19.

Section 14.19 No Recourse. Except with respect to the obligations of the Financing Sources owed to Merger Sub under the Debt Commitment Letter (and to the Surviving Corporation (as defined in the Nathan Merger Agreement) following the Merger), no Financing Sources shall have any liability (whether in contract or in tort, at law or in equity) for any obligations or liabilities arising under, in connection with or related to this Agreement or any other agreement executed in connection herewith (as the case may be) or any claim based on, in respect of, or by reason of this Agreement or such agreement (as the case may be) or the negotiation or execution hereof or thereof, and each such Person waives and releases all such liabilities, claims and obligations against any Financing Source. The Financing Sources are expressly intended as third party beneficiaries of this Section 14.19.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Richard Poulton
	Name:	Richard Poulton
	Title:	President

NATHAN HOLDING LLC

By:	/s/ Richard Poulton
	Name:	Richard Poulton
	Title:	President

ANDREWS HENDERSON LLC

By:	/s/ Richard Poulton
	Name:	Richard Poulton
	Title:	President

Signature Page to Contribution and Investment Agreement

GI NETSMART HOLDINGS LLC

By:	/s/ Howard Park
	Name:	Howard Park
	Title:	Director

Signature Page to Contribution and Investment Agreement